As filed with the Securities and Exchange Commission on July 26, 2013	Registration Statement No. 333-186609

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVRA SURGICAL ROBOTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	35-2277305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Stamell & Schager, LLP
1 Liberty Plaza, 23rd Floor
New York, New York 10006
(212) 566-4047

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jared B. Stamell
Vice President, Secretary and Treasurer
Stamell & Schager, LLP
1 Liberty Plaza, 23rd Floor
New York, New York 10006
(212) 566-4047
Fax: (212) 566-4061

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David N. Feldman, Esq.
Richardson & Patel, LLP
The Chrysler Building
405 Lexington Avenue, 49th Floor
New York, NY 10174
(212) 869-7000
Fax: (917) 677-8165

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Amount (1)	Proceeds to Company (2)(3)	Amount of Registration Fee(4)
Common Stock, $0.0001 per share	$17,000,000	$15,725,000	$2,318.80

(1)	Presumes the sale of the Maximum Offering Amount, including the Over-Subscription.
(2)
Reflects selling commissions of up to 7.5 % of the aggregate offering price which may be payable with respect to those shares offered and sold through Selling Agents, on the Company's behalf. It is assumed for the purposes of this table that the Maximum Offering Amount, not including any Over-Subscription, is sold and that all shares are sold through Selling Agents. The Company will agree to indemnify any participating Selling Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(3)	Before deducting expenses of the offering payable by the Company estimated at approximately $150,000. See "Use of Proceeds" and "Plan of Distribution."
(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED        , 2013

PROSPECTUS

AVRA Surgical Robotics, Inc.

Up to $15,000,000

Maximum of      shares of Common Stock

This prospectus relates to the sale of       shares of our common stock, $0.0001 par value per share.  We will not raise gross offering proceeds of more than $15,000,000, which we refer to as the "Maximum Offering Amount," unless this offering is over-subscribed, in which case the Company may, in its sole discretion, sell up to an additional          shares of common stock ($2,000,000) to cover such over-subscriptions (the “Over-Subscription”). Subscription payments will be placed in an account held by the escrow agent, in trust for our subscribers’ benefit, pending release to us.  Subscription payments are considered binding on the subscriber. The Company reserves the right to reject any subscription for any amount, in whole or part for any reason whatsoever. We will file post-effective amendments to the registration statement of which this prospectus is a part, which will be subject to review by the Securities and Exchange Commission (the “SEC”), to allow us to continue this offering for at least 12 months.

There is not currently, and there has never been, any public market for our common stock.  Our common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter markets, including the OTC Bulletin Board or an OTC Market Group quotation system such as the OTCQB, and we cannot assure you that our common stock will become eligible for trading.  We intend to arrange for a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board and/or an OTC Market Group quotation system such as the OTCQB. As a mandatory reporting company, we file annual, quarterly and current reports, proxy statements and other information about us with the SEC, as required.

This offering will initially be conducted on a self-underwritten, “best-efforts” basis and some or all of the common stock may be sold by our officers and directors.  The Company may not be able to sell the entire amount of securities available in this offering and a purchaser in the offering may be one of a very limited number of buyers. None of these officers or directors will receive any commission or compensation for the sale of the securities.  We have no current arrangements nor have we entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the securities, but we may enter into such arrangements and agreements.  If we can engage one or more underwriters, broker-dealers or selling agents (“Selling Agents”) and enter into any such arrangements, our common stock will be sold through such Selling Agents.  No Selling Agent will have any obligation to purchase or accept any shares. See “Plan of Distribution” beginning on page 41 of this prospectus for more information on this offering.  If we choose to sell our common stock through Selling Agents, we will file a post-effective amendment to the registration statement of which this prospectus is a part to identify them.  We expect that any such sales will be made on a best efforts basis.

We are offering our common stock at an initial price of $        .

We do not expect any secondary market in our common stock to develop for the foreseeable future. As a result, you should not expect to be able to resell your common stock regardless of how we perform and, if you are able to sell your common stock, you are likely to receive less than your purchase price.  While we currently intend to seek quotation of our shares on the OTC Bulletin Board and/or the OTCQB, there can be no assurance that we will be successful in listing our shares on the OTC Bulletin Board and/or the OTCQB.  As a result of these factors, an investment in our common stock is not suitable for investors who require short or medium term liquidity.

i

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment.  See “Risk Factors” beginning on page 7 to read about the risks you should consider before buying shares of our common stock.  An investment in our common stock is not suitable for all investors.  We intend to continue to issue common stock in this offering and, as a result, your ownership in us is subject to dilution.  See “Risk Factors—Risks Relating to this Offering and Our Common Stock.”

This prospectus contains important information that a prospective investor should know before investing in our common stock.  Please read this prospectus before investing and keep it for future reference.  We file annual, quarterly and current reports, proxy statements and other information about us with the SEC, as required.  This information will be available free of charge by contacting us c/o Stamell & Schager, LLP, 1 Liberty Plaza, 23rd Floor, New York, New York 10006 or by telephone at (212) 566-4047.  The SEC also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2013.

ii

Prospectus Summary	1
Risk Factors	7
Special Note Regarding Forward-Looking Statements	21
Use of Proceeds	21
Capitalization	22
Dilution	23
Market for Common Equity	23
Determination of Offering Price	24
Description of Our Business	24
Property	31
Legal Proceedings	31
Management’s Discussion and Analysis of Financial Condition and Results of Operations	32
Directors, Executive Officers, Promoters and Control Persons	37
Executive Compensation	38
Certain Relationships and Related Transactions	40
Plan of Distribution	42
Security Ownership of Certain Beneficial Owners and Management	43
Description of Securities	44
Interests of Named Experts and Counsel	46
Experts	46
Where You Can Find More Information	46
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	47
Financial Information	F-1

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in our common stock. Before making an investment decision, investors should carefully read the entire prospectus, paying particular attention to the risks referred to under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and our financial statements and the notes to those financial statements. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

As used in this prospectus, unless the context requires otherwise, the terms “Company,” “we,” “our” and “us” refer to AVRA Surgical Robotics, Inc., a Delaware corporation formed on August 29, 2006 (formerly known as RFG Acquisition II Inc.).

Company Overview

We are a development stage company that designs and intends to market a medical robotic system for surgery and other medical procedures (ASRS). Based on the circumstances noted in the Company’s previous filings, we have decided that the Company’s future is better served by discontinuing product development through our currently 80% owned subsidiary, MIS-Robotics GmbH, a German corporation (“MIS-Robotics”) and we are in active negotiations to sell all or part of our interest therein.  As a result of that decision, we are currently in negotiations with an existing scientific and engineering organization with experience in all aspects of medical robotics to continue development of our ASRS products to perform specific procedures with the intention of delivering an operating ASRS component to a medical center for testing in the near future. There are no assurances that we will be able to consummate a relationship with this engineering organization or any other engineering organization. If negotiations with this organization are not successful, and the Company is not able to finalize a relationship with this organization or another scientific and engineering organization to continue the development of the ASRS products in order to initiate testing, we may not be able to develop our business plan as expected and may have to cease operations.  If we are not able to develop our products our shares of common stock may become worthless and you might lose your entire investment.

While our system is expected to be procedurally competitive with broad multi-application systems, we intend to focus on defined procedures in orthopedics, neurosurgery, diagnosis (ultrasound, biopsy, skin scanning), therapy and medical activities, such as seeding, cryo-therapy and High Intensity Focused Ultrasound (“HIFU”), many of which may be performed with a single robotic arm, a usage for which our proposed modular configuration is expected to be tailored to, with its design, size and cost comparing favorably to existing systems. We believe that elements of our products will qualify for patent protection and we will file patent applications in jurisdictions in which we intend to distribute as development of our products proceeds.

The Company believes that robotically controlled minimally invasive surgery (“MIS”) is now a generally accepted operating alternative to open or hand-manipulated laparoscopic surgery in an increasing number of soft tissue surgeries, and fully acknowledged as a major option, in, for example, prostatectomies and hysterectomies. The Company further believes that general surgery, cardiac, thoracic, head and neck, revascularization, pediatric, transoral, and otolaryngological procedures are all also increasingly employing robots as an operating platform.

MIS operations have grown significantly over the past several years. It is estimated that the global surgical medical robotic market will grow from approximately $2.5 billion to $8.5 billion between now and 2018, a compounded annual growth rate of approximately 20%. Management believes that a large percentage of the total will come from outside the United States, where the markets for robotic surgery are still underserved, most likely in Europe, but also in emerging countries like India, China and Brazil.

We believe our ASRS is the ‘next generation’ in robotically controlled MIS systems in that it will offer a significantly more adaptable platform with modular design, size and compelling cost comparisons (system, service and tools) to current systems.

In addition, we plan to deliver the system at a price point that we believe will open the market to users who are capital constrained in their medical device budgets. Private and public health insurers around the world are becoming more cost-conscious, forcing hospitals to re-evaluate their capital spending plans but strengthening the case for technologies that can reduce the cost of surgical procedures.  We believe that our system will be particularly suitable to respond to those concerns. Further, we believe that there are many smaller surgical suites and even medical offices and centers for which the size and flexibility of our device could offer new operating opportunities.

The Offering

We are offering for direct sale no more than    shares of our common stock. We will not raise more than the Maximum Offering Amount unless this offering is over-subscribed, in which case the Company may, in its sole discretion, sell up to an additional     shares of common stock ($2,000,000) to cover such over-subscriptions (the “Over-Subscription”). Presuming we successfully raise the Maximum Offering Amount, gross proceeds are expected to be approximately $15,000,000, excluding any Over-Subscription and up to a 7.5% commission paid to Selling Agents, to the extent the Company engages Selling Agents in connection with the offering. This offering will initially be conducted on a self-underwritten, “best-efforts” basis and some or all of the common stock may be sold by our officers and directors. The Company may not be able to sell the entire amount of securities available in this offering and a purchaser in the offering may be one of a very limited number of buyers. In order to implement our business plan, we require a minimum of $10,000,000 from this offering. However, sales under this offering on a best efforts basis have no minimum amount of shares required to be sold for the offering to proceed. If we raise only a nominal amount of proceeds we may be unable to implement our business plan and we may have to raise additional capital and/or suspend or cease operations and investors who participate in this offering may lose their entire investments. There are no assurances that the Company will be able to raise additional capital as may be needed, or increase revenue levels and profitability. See “Risk Factors” and “Use of Proceeds.” Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”
The proceeds from the sale of the shares in this offering will be payable to (the “Escrow Agent”). All subscription agreements and checks are irrevocable and should be delivered to the Escrow Agent at the address provided in the Subscription Agreement.

All subscription funds will be irrevocable and deposited in a noninterest-bearing account by the Escrow Agent and will be forwarded to the Company at the end of each week. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering, provided the Company has received notification from the Escrow Agent that the Subscription Agreements are properly executed, funds have cleared before shares are released to investors and that investors receive shares when the Company receives funds. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. See “Use of Proceeds.”

The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days or the Maximum Offering Amount has been sold. All Subscription Agreements and checks for payment of shares are irrevocable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

There is presently no public market for our securities and an active trading market may never develop. We do not expect any secondary market in our common stock to develop for the foreseeable future. As a result, investors should not expect to be able to resell purchased common stock regardless of how we perform and, if investors are able to sell purchased common stock, they are likely to receive less than their purchase price.  While we currently intend to seek quotation of our shares on the OTC Bulletin Board and/or an OTC Market Group quotation system such as the OTCQB, there can be no assurance that we will be successful in listing our shares on the OTC Bulletin Board and/or an OTC Market Group quotation system.  As a result of these factors, an investment in our common stock is not suitable for investors who require short or medium term liquidity.

Risks Related to Our Business

Our business is subject to a number of risks.  You should carefully consider the risks described under “Risk Factors” beginning on page 7 of this prospectus, as well as other information included in this prospectus, including our financial statements and the notes thereto, before making an investment decision.

Corporate Information

Our principal executive offices are located at c/o Stamell & Schager, LLP, 1 Liberty Plaza, 23rd Floor, New York, NY 10006.  Our telephone number is (212) 566-4047. We do not currently have a corporate website.

The Offering

The following summary contains basic information about this offering and our common stock and is not intended to be complete.  It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Securities.”

Issuer	AVRA Surgical Robotics, Inc., a Delaware corporation

Maximum number of shares of common stock offered by us	shares of common stock, par value $0.0001 per share on a “best efforts” basis

Common stock outstanding prior to this offering	40,516,011 shares of common stock (1)

Common stock outstanding after this offering, assuming the Maximum Offering Amount is raised	shares of common stock (1)

Use of Proceeds
We intend to use the net proceeds from our sale of common stock in this offering primarily for research, development and manufacturing; patent and regulatory expenses; and business development and administration.

Market for our common stock
There is currently no market for our common stock and we cannot assure you that a market will develop.  We intend to apply for quotations of our common stock on the OTC Bulletin Board and/or an OTC Market Group quotation system such as the OTCQB, but we cannot assure you that our application will be approved.

(1)
The number of shares of our common stock to be outstanding both before and after this offering is based on the number of shares outstanding as of July 15, 2013 and excludes: Outstanding warrants to purchase 950,000 shares of common stock. Also excludes any sales pursuant to the Company’s decision to utilize Over-Subscriptions.

Summary of Selected Financial Information

The table below includes historical selected financial data for each of the years ended December 31, 2012, 2011 and 2010, derived from our audited financial statements included elsewhere in this prospectus.

The Company raised equity capital of $1,701,092 during the year ended December 31, 2012 through a series of private placements. Additionally, a related company and a stockholder have loaned $1,522,612 to the Company. The Company is dependent on its ability to continue to raise equity capital through this offering. There is no guarantee that the proposed sale of shares under the registration statement of which this prospectus is a part will be successful and if not successful, the Company will need to seek other avenues for the necessary capital to continue its plan of operations.

You should read the historical selected financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

CONSOLIDATED BALANCE SHEETS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Assets
Current Assets
Cash	$406,565	$-	$66
Inventory	-	-	-
Prepaid expenses	10,000	-	-
VAT refund receivable	94,551	-	-
Total Current Assets	511,116	-	-

Machinery and Equipment, Net	190,249	-	-
Security deposit	10,493	-	-
Patents	139,651
Total Other Assets	150,144	-	-

Total Assets	$851,509	$-	$66

Liabilities and Stockholders' Equity/(Deficiency)
Current Liabilities
Accounts payable and accrued expenses	$1,808,049	$-	$400
Loan payable – affiliate	1,487,780	-	-
Loan payable - stockholder	34,832
Total Current Liabilities	3,330,661	-	400

Long Term Liabilities
Loan payable - stockholder	-	10,308	111,510
Accrued interest payable	-	-	13,044
Total Long Term Liabilities	-	10,308	124,554
Total Liabilities	3,330,661	10,308	124,954

Commitments and Contingencies	-	-	-
Stockholders' Equity/(Deficiency)
Preferred stock, $.0001 par value; 10,000,000 shares authorized;
none issued and outstanding	-	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized;
39,462,835 and 2,500,000 shares issued and outstanding, respectively	3,848	250	250
Additional paid-in capital	4,873,377	173,433	29,750
Deficit accumulated during the development stage	(6,730,018)	(183,991)	(154,888)
Accumulated other comprehensive (loss)	(48,283)	-	-
Controlling interest	(1,901,276)
Non-controlling interest	(577,876)	-	-
Total Stockholders' Deficiency	(2,479,152)	(10,308)	(124,888)
Total Liabilities and Stockholders' Equity/(Deficiency)	$851,509	$-	$66

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Revenues	$-	$-	$-
Expenses:
Research and Development	2,697,292	-	-
General and administrative expenses	4,421,004	29,930	25,960
(Loss) before other income/expenses	(7,118,296)	(29,930)	(25,960)
Other (income)	-	(4,056)	-
Interest expense	-	3,229	4,772
(Loss) before (benefit) from income taxes	(7,118,296)	(29,103)	(30,732)
Benefit from income taxes	-	-	-
Net (Loss)	$(7,118,296)	$(29,103)	$(30,732)
Less: Net (loss) attributable to non-controlling interests	572,269	-	-
Net (Loss) Attributable to AVRA Surgical Robotics, Inc.	$(6,546,027)	$(29,103)	$(30,732)
Basic and Diluted (Loss) Per Share	$(0.54)	$(0.01)	$(0.01)
Weighted Average Number of Common Shares Outstanding	12,194,935	2,500,000	2,500,000

RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations.  An investment in our common stock is speculative and involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus.

The risks described below are not the only risks we face.  If any of the events described in the following risk factors actually occur, or if additional risks and uncertainties later materialize, that are not presently known to us or that we currently deem immaterial, then our business, prospects, results of operations and financial condition could be materially adversely affected.  In that event, the value of our common stock could decline, and you may lose all or part of your investment in our shares.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no assurances that our assets may not become impaired in the future. You are advised to consult any further disclosure we make in our reports filed with the SEC.

Risks Related to Our Business

We are currently in negotiations with a scientific and engineering organization with experience in all aspects of medical robotics for further development and manufacturing of the ASRS products. If the negotiations fail and we are unable to begin testing of the ASRS as expected, our business may be adversely affected and your investment may become worthless.

We are continuing our medical device development and are negotiating with an existing scientific and engineering organization with experience in all aspects of medical robotics for further development and manufacturing of the systems we envision. If negotiations advance and we are able to formalize our relationship as expected, we envision an operating component of the ASRS to be delivered in the near future to a medical center for testing. As such, our ability to effectively commence the required ASRS testing and ultimate distribution may be significantly impacted if we are unable to finalize a new relationship with an engineering company as we may be unable to develop our business as planned. In the event of such inabilities your investment in our common stock may become worthless.

We are a development stage company with a limited operating history and our future profitability is uncertain.

We were incorporated in Delaware on August 29, 2006 under the name "RFG Acquisition II Inc." as a "shell" company with no specific business plan until, effective on August 3, 2012, we changed our purpose to designing, developing and manufacturing surgical robotic systems. We are currently in the development stage with a limited operating history and no revenues from operations to date.  We have not yet demonstrated our ability to generate revenue, and we may not be able to produce revenues or operate on a profitable basis.  As a result, it is difficult to evaluate our performance and to forecast our future operating results. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by an early development stage company in a relatively new, potentially highly competitive healthcare industry. Moreover, as an early stage company, we have no prior experience in implementing and managing our planned business in an operational setting. Accordingly, there can be no assurance that we will be able to successfully implement our business plans or strategies.

We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We are an "emerging growth company" under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

As we develop our business we anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future.  As of December 31, 2012, we had a net loss since inception of $7,302,287, before deducting $572,269 attributable to the non-controlling interest. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to developing our business, including research and development costs, employee related costs, capital expenditures, the costs of complying with government regulations, sales force, manufacturing, distribution and training.  We can provide no assurance as to when, or if, the products we intend to develop will become commercially viable, generate revenues, or become profitable.  Even if we achieve profitability, we may not be able to sustain it.

We currently have no products developed or approved for marketing; therefore we need to raise additional capital to operate our business.  If we are unable to raise capital as and when we need it, we may have to severely curtail, or even cease, our operations.

We have no products yet developed or approved for retail marketing, have generated no revenues from operations to date, and may not be able to produce revenues in the foreseeable future.  Prior to becoming an operating, development stage company, we raised funds by selling shares of our common stock or obtaining loans from our sole stockholder.  As a development stage company, we will need to seek financing, which may not be available on favorable terms, if at all. If we do not succeed in raising additional capital on acceptable terms, we could be forced to severely curtail or even to discontinue our operations.

Future sales of our equity securities will likely have a dilutive effect on our existing stockholders.

We expect to raise some or all of the funds we need to develop our products by selling our securities, including but not limited to sales of our common stock.  Sales of our common stock will likely have a dilutive effect on our existing stockholders.

If our products do not achieve market acceptance in a highly competitive industry, we will not be able to generate the revenue necessary to support our business.

We expect that our products, once developed, will offer an important alternative device in performing minimally invasive robotic surgery in certain procedures.  Achieving physician and patient acceptance of our products as preferred devices will be crucial to our success.  If our products fail to achieve market acceptance, customers will not purchase our products and we will not be able to generate the revenue necessary to support our business.  We believe that physicians’ acceptance of the benefits of procedures performed using our products will be essential for acceptance of our products by patients.  Our products will represent new technologies that will compete with established and emerging treatment options in both disease management and medical procedures.  These competitive treatment options include traditional, i.e., open, surgical approaches and both manually manipulated and device-assisted laparoscopic options. Some of these procedures are widely accepted in the medical community and in many cases have a long history of use.  Physicians will not recommend the use of our products unless we can demonstrate that they produce results comparable or superior to existing surgical techniques.  Technological advances could also make such traditional treatments more effective or less expensive than using our products, which could render our products obsolete or unmarketable.  Studies could also be published that show that other treatment options are more beneficial and/or cost-effective than our products. We cannot be certain that physicians will use our products to replace or supplement established treatments or that our products will continue to be competitive with current or future technologies.  If our products, once developed, are not competitive, our business and financial results will be materially adversely affected.

Even if we can prove the effectiveness of our products through clinical trials, surgeons may elect not to use our products.  For example, surgeons may continue to recommend existing surgical techniques or current devices simply because such surgery is already widely accepted.  In addition, surgeons may be slow to adopt our products because of the perceived liability risks arising from the use of new products.  If our products do not receive market acceptance, we will not be able to generate the revenue to support our business.

We also expect that there will be a learning process involved for surgical teams to become proficient in the use of our products. Broad use of our products will require training of surgical teams. Market acceptance could be delayed by the time required to complete this training. We may not be able to rapidly train surgical teams in numbers sufficient to generate adequate demand for our products.

We consider our primary initial competition will come from existing MIS robotic surgical systems. Our success will depend in part on convincing hospitals, surgeons and patients to convert procedures to the ASRS from these other MIS robotic surgery systems.

In addition, a limited number of companies manufacture robotic systems that are used in surgery or have announced their intention to, including in particular Intuitive Surgical, Inc.  Our revenues may be reduced or eliminated if our competitors develop and market products that are more effective or less expensive than our products.

We believe that the primary competitive factors in the market we address will be procedural capability, cost of operations, efficacy, ease of use, quality, reliability, and effective sales support, training and service.

The ongoing cost-containment efforts of healthcare purchasing organizations may have a material adverse effect on our results of operations.

Many customers for our products have formed group purchasing organizations in an effort to contain costs. Group purchasing organizations negotiate pricing arrangements with medical supply manufacturers and distributors, and these negotiated prices are made available to a group purchasing organization’s affiliated hospitals and other members. If we are not one of the providers selected by a group purchasing organization, affiliated hospitals and other members may be less likely to purchase our products, and, if the group purchasing organization has negotiated a strict compliance contract for another manufacturer’s products, we may be precluded from making sales to members of the group purchasing organization for the duration of the contractual arrangement. Our failure to respond to the cost-containment efforts of group purchasing organizations may cause us to lose market share to our competitors and could have a material adverse effect on our sales and results of operations.

If defects are discovered in our products, we may incur additional unforeseen costs, hospitals may not purchase our products and our reputation may suffer.  This would have a material adverse effect on our business.

Our products may incorporate mechanical parts, electrical components, optical components and computer software, any of which can contain errors or failures, especially when first introduced.  In addition, new products such as ours or enhancements to them may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment.  Because our products will be designed to be used to perform complex surgical procedures, we expect that our customers will have an increased sensitivity to such defects.  We cannot assure that, once developed and marketed, our products will not experience component aging, errors or performance problems.  If we experience flaws or performance problems, any of the following could occur:

●	delays in product shipments;

●	loss of revenue;

●	delay in market acceptance;

●	diversion of our resources;

●	damage to our reputation;

●	product recalls;

●	regulatory actions;

●	increased service or warranty costs; or

●	product liability claims.

The use of our products could result in product liability and negligence claims that could be expensive, divert management's attention and harm our business.

Our business will expose us to significant risks of product liability claims.  The medical device industry has historically been litigious, and we will face financial exposure to product liability claims if the use of our products were to cause injury or death.  There is also the possibility that defects in the design or manufacture of our products might necessitate a product recall.  Any weaknesses in training and services associated with our products may also be subject to product liability lawsuits.  Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims.  A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs.  A product liability or negligence claim or any product recalls could also harm our reputation or result in a decline in revenues.  Furthermore, if a patient is harmed by a surgical procedure in which our equipment is used, even in the absence of any alleged system malfunction or defect, we can be exposed to negligence claims based on alleged inadequacies in our training of physicians or our training of our personnel. A negligence claim, regardless of its merit or eventual outcome, could result in significant legal defense costs.  Legal actions also divert management's attention from our business, resulting in a material adverse effect on our operations and financial results.

We may encounter manufacturing problems or delays that could result in lost revenue.

We expect that manufacturing our products will be a complex process.  As a result, we may encounter difficulties in scaling up production of our products, including:

●	problems involving production yields;

●	quality control and assurance;

●	component supply shortages;

●	import or export restrictions on components, materials or technology;

●	shortages of qualified personnel; and

●	compliance with state, federal and foreign regulations.

If demand for our products exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders.  If we are unable to maintain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace could be damaged.

We do not have sales and marketing experience or capabilities, which could impair our ability to achieve profitability.

We do not have experience as a company in the sales and marketing of our products. As such, we may not be successful in marketing and selling our products in the U.S. or abroad. We intend to establish a sales and marketing organization supported by clinical and technical representatives who will provide training, clinical and technical support and other services to our customers before and during the surgery but may not be able to successfully create and sustain such an organization, which could delay the successful adoption of our products. Additionally, any sales and marketing organization that we develop may be competing against the experienced and well-funded sales and marketing organizations of some of our competitors. We will face significant challenges and risks in developing our sales and marketing organization, including, among others:

●	our ability to recruit, train and retain adequate numbers of qualified sales and marketing personnel;

●	the ability of sales personnel to obtain access to leading surgeons and persuade adequate numbers of hospitals to purchase our products;

●	costs associated with hiring, maintaining and expanding a sales and marketing organization; and

●	government scrutiny with respect to promotional activities in the healthcare industry.

If we are unable to develop and maintain these sales and marketing capabilities, we may be unable to generate revenue and may not become profitable.

If we are unable to protect the intellectual property to be contained in our products from use by third parties, our ability to compete in the market will be harmed.

Our commercial success will depend in part on patents we may receive and in obtaining additional patent and other intellectual property protection for the technologies to be contained in our products, and on successfully defending our patents and other intellectual property against third party challenges.

We may incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We cannot assure you that we will obtain the patent protection we seek or that the protection we receive will be found valid and enforceable if challenged. We also cannot assure you that we will be able to develop additional patentable proprietary technologies. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third party's products or patents in litigation or administrative proceedings, including patent interferences or reexaminations. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we may rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing any of our intellectual property rights, or may design around our proprietary technologies, which would harm our ability to compete in the market.

Others may assert that our products infringe their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also require us to pay substantial damages, prohibiting us from selling our products.

We are aware of both United States and foreign patents issued to third parties that relate to computer-assisted surgery and minimally invasive surgery. We do not know whether any of these patents, if challenged, would be held valid, enforceable and infringed. The medical device industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights, and companies have employed such actions to gain a competitive advantage. If third parties in any patent action are successful, our potential patent portfolio may be damaged, we may have to pay substantial damages, including treble damages, and we may be required to stop selling our products or obtain a license which, if available at all, may require us to pay substantial royalties. We cannot be certain that we will have the financial resources or the substantive arguments to defend our patents from infringement or claims of invalidity or unenforceability, or to defend against allegations of infringement of third-party patents. In addition, any public announcements related to litigation or administrative proceedings initiated by us, or initiated or threatened against us, could cause our stock price to decline.

The rights and measures we rely on to protect the intellectual property underlying our products may not be adequate to prevent third parties from using our technology, which could harm our ability to compete in the market.

In addition to patents, we plan to rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing any of our intellectual property rights, or may design around our proprietary technologies.

We do not yet know what the consequences may be on our business of the Patient Protection and Affordable Care Act.

In March 2010, President Obama signed the Patient Protection and Affordable Care Act ("PPACA"), which makes changes that are expected to significantly impact the pharmaceutical and medical device industries. One of the principal aims of the PPACA as currently enacted is to expand health insurance coverage to approximately 32 million Americans who are currently uninsured.  The consequences of this significant coverage expansion on the sales of our products, once they are developed, are unknown and speculative at this point.

The PPACA contains a number of provisions designed to generate the revenues necessary to fund the coverage expansions among other things. This includes new fees or taxes on certain health-related industries, including medical device manufacturers. Beginning in 2013, medical device manufacturers will have to pay an excise tax (or sales tax) of 2.3% of certain U.S. medical device revenues. Though there are some exceptions to the excise tax, this excise tax does apply to all of our products and product candidates to be sold within the United States.

The PPACA provisions on comparative clinical effectiveness research extend the initiatives of the American Recovery and Reinvestment Act of 2009, also known as the stimulus package, which included $1.1 billion in funding to study the comparative effectiveness of health care treatments and strategies. This stimulus funding was designated for, among other things, conducting, supporting or synthesizing research that compares and evaluates the risks and benefits, clinical outcomes, effectiveness and appropriateness of products. The PPACA appropriates additional funding to comparative clinical effectiveness research. Although Congress has indicated that this funding is intended to improve the quality of health care, it remains unclear how the research will impact current Medicare coverage and reimbursement or how new information will influence other third-party payor policies.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. Most recently, on August 2, 2011, the President Obama signed into law the Budget Control Act of 2011, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, which threatened to trigger the legislation’s automatic reduction to several government programs, including aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. Congress passed and President Obama signed, however, the American Taxpayer Relief Act of 2012 which delays these required cuts for one year. We expect that the PPACA, as well as other federal or state health care reform measures that may be adopted in the future, could have a material adverse effect on our industry generally and our ability to successfully commercialize our products or could limit or eliminate our spending on certain development projects. The taxes imposed by the PPACA and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, lower reimbursement by payors for our products, and/or reduced medical procedure volumes, all of which may adversely affect our business, financial condition and results of operations.

Healthcare reforms, changes in healthcare policies and changes to third-party coverage and reimbursements may affect demand for our products.

The United States government has in the past considered, is currently considering and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect both private and public reimbursement for healthcare services.  State and local governments, as well as a number of foreign governments, are also considering or have adopted similar types of policies.  Future significant changes in the healthcare systems in the United States or elsewhere, and current uncertainty about whether and how changes may be implemented, could have a negative impact on the demand for products we develop. We are unable to predict whether other healthcare legislation or regulations affecting our business may be proposed or enacted in the future, what effect any legislation or regulation would have on our business, or the effect ongoing uncertainty about these matters will have on the purchasing decisions of our customers.

Our operations and our products will be subject to extensive domestic government regulation.  If we fail to meet these compliance standards, our ability to market our products would be limited and our business and results of operations would be materially adversely affected.

Our products and operations will be subject to extensive and rigorous regulation in the United States by the United States Food and Drug Administration, or FDA, and countries or regions in which we market our products. In addition, our products, when developed, must meet the requirements of a large and growing body of international standards which govern the design, manufacture, materials content and sourcing, testing, certification, packaging, installation, use and disposal of our products. We will be required to continually keep abreast of these standards and requirements and integrate compliance to these with the development and regulatory documentation for our products. Failure to meet these standards could limit our ability to market our products in those regions which require compliance to such standards, which would materially adversely affect our business and results of operations. Examples of groups of such standards are electrical safety standards such as those of the International Electrotechnical Commission (e.g. IEC 60601-ss series of standards), composition standards such as the Reduction of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) Directives.  For a detailed discussion of the regulations that will affect us, please see the discussion titled "Description of Our Business".

If we or our third-party manufacturers or suppliers fail to comply with Federal, state or European manufacturing standards, our manufacturing operations could be interrupted and our product sales and operating results could suffer.

We and some of our third-party manufacturers and suppliers are required to comply with the FDA’s Good Manufacturing Practice requirements contained in the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our manufacturers and suppliers are also subject to compliance with International Organization for Standardization, or ISO, quality system standards in order to produce products for sale in Europe, as well as the regulations of other foreign jurisdictions regarding the manufacturing process if we market our products elsewhere overseas. The FDA and the ISO enforce compliance with their respective systems through periodic and unannounced inspections of manufacturing facilities. To date, our facilities have not been subject to any inspections by regulatory authorities, but we anticipate that we and certain of our third-party manufacturers and suppliers will be subject to such inspections in the future. If our facilities or those of our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse inspection, the FDA, ISO, or other foreign governing agency could take enforcement action, including any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) clearance or Premarket Approval Application (“PMA”) approvals of new products or modified products;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export approval for our products; or

●	criminal prosecution.

Compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could expose us or our employees to fines and penalties in the United States and/or abroad. These numerous and sometimes conflicting laws and regulations include U.S. laws such as the Foreign Corrupt Practices Act, and similar laws in foreign countries, such as the U.K. Bribery Act of 2010, which became effective on July 1, 2011. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation. Although we will implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies.

Complying with FDA regulations is a complex process, and our failure to comply fully could subject us to significant enforcement actions.

Because our products will be commercially distributed, numerous post-market regulatory requirements apply, including the following:

●
continued compliance with the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

●	labeling regulations;

●	the FDA’s general prohibition against false or misleading statements in the labeling or promotion of products for unapproved or “off-label” uses;

●
the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

●	adequate use of the Corrective and Preventive Actions process to identify and correct or prevent significant systemic failures of products or processes or in trends which suggest same; and

●
the reporting of Corrections and Removals, which requires that manufacturers report to the FDA recalls and field corrective actions taken to reduce a risk to health or to remedy a violation of the FFDCA that may pose a risk to health.

We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a regulatory letter to a public Warning Letter to more severe civil and criminal sanctions including the seizure of our products and equipment or ban on the import or export of our products.  Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Our products are subject to regulatory processes and approval requirements in foreign countries in which we want to sell. If we do not obtain and maintain the regulatory approvals required in a country, we will not be able to market and sell our products in that country.

To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our products. If we fail to obtain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

The European Union requires that manufacturers of medical products obtain the right to affix the CE mark to their products before selling them in member countries of the European Union. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to products, a manufacturer must obtain certification that its processes meet certain European quality standards.

If we modify existing products or develop new products in the future, including new instruments, we may need to apply for permission to affix the CE mark to those products. In addition, we will be subject to annual regulatory audits in order to maintain the CE mark permissions we have already obtained. We cannot be certain that we will be able to obtain permission to affix the CE mark for new or modified products. If we are unable to maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union.

We expect international sales of our products to account for a significant portion of our revenues, which exposes us to risks inherent in international operations. Our growth may be limited if we are unable to successfully manage our international activities.

Our business currently depends in large part on our activities in Europe and other foreign markets. We are subject to a number of challenges that specifically relate to our international business activities. These challenges include:

●	failure of local laws to provide the same degree of protection against infringement of our intellectual property;

●	protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

●	the risks associated with foreign currency exchange rate fluctuation;

●	the expense of establishing facilities and operations in new foreign markets; and

●	building an organization capable of supporting geographically dispersed operations.

To the extent that our international sales are denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our products less competitive in international markets. To the extent that our international sales are denominated in Euros, a change in the value of the Euro relative to the United States dollar could make our products less competitive in international markets. If we are unable to meet and overcome these challenges, our international operations may not be successful, which would limit the growth of our business.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete will be harmed.

We are highly dependent on the principal members of our management and scientific staff. Our product development plans depend, in part, on our ability to attract and retain engineers with experience in mechanics, electronics and associated skills. Attracting and retaining qualified personnel will be critical to our success, and competition for qualified personnel is intense. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among technology and healthcare companies and universities. The loss of any of these persons or our inability to attract and retain qualified personnel could harm our business and our ability to compete.

Risks Related to Ownership of Our Common Stock

There is currently no trading market for our common stock and we cannot guarantee you that a trading market will develop.  You may be unable to sell your shares of our common stock if you need to liquidate your investment.

Our shares of common stock are not currently registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for our common stock. Further, we cannot guarantee you that a public trading market will develop in the foreseeable future. Currently, outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is extremely complex. If you purchase shares of our common stock, there may be no market in which to sell them if you need to liquidate your investment in the future or the transfer or sale you wish to make may not comply with federal or state securities laws and would, therefore, be prohibited.

If a public market for our common stock develops, it may be volatile. This may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

If a market for our common stock develops, the market price for shares of our common stock may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the medical device industry, and changes in state or federal regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock, if a market for it develops.

We have never paid dividends on our common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

The Company has not received any commitments to purchase shares. There is no minimum offering amount.

The Company will use its best efforts to sell all of the shares offered hereby. These sales may be made either directly by the Company, through its officers and directors, or with the assistance of one or more Selling Agents. None of the Company, the Selling Agents, if any, or any other person, has made any commitment to purchase any of the shares offered hereby. Consequently, there can be no assurance that any of the shares will be sold. There is no minimum offering amount required for us to accept subscriptions for our common stock. To the extent that the net proceeds raised by the Company are substantially less than the Maximum Offering Amount, the Company's opportunities would be severely diminished. In the event that an alternate source of financing is not obtained in a timely manner, those investors who participate in this offering risk the loss of their entire investments. See "Use of Proceeds," "Management's Plan of Operations" and "Plan of Distribution."

The offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed.

In order to implement our business plan, we require funds from this offering. We require a minimum of $10,000,000 from the offering to implement our business plan. However, our offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed. If we raise only a nominal amount of proceeds we may be unable to implement our business plan and we will have to suspend or cease operations and investors who participate in this offering may lose their entire investments.

The offering price was arbitrarily determined by the Company and price of common stock is subject to possible market volatility.

The offering price of the shares was determined by the Company and does not bear any direct relationship to the value of the physical assets of the Company, the book value of the Company, or any other generally accepted criteria of valuation. The price and other terms were based on a number of factors including, without limitation, the estimates of the business potential and earnings prospects of the Company and the consideration of such potential earnings in relation to market valuations of comparable companies. The offering price is not necessarily an indication of the actual value of such securities at the time of this offering. Additionally, the market price for the Company's securities following this offering may be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as the Company's financial results and introduction of new products and services by the Company or its competitors, and various factors affecting the medical device industry generally, may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of these companies. See "Plan of Distribution."

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors.  No preferred stock is currently issued and outstanding.  Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock being offered.  The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock being offered. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

We cannot assure you that our common stock will be listed on any national securities exchange.

In the future, we intend to seek the listing of our common stock on a national securities exchange such as NASDAQ or NYSE MKT. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. Until our common stock is listed on a national securities exchange, we expect that our common stock would be eligible to trade on the OTC Bulletin Board or an OTC Market Group quotation system such as the OTCQB, another over-the-counter quotation system, or on the “pink sheets.” The Company, since it was formerly an SEC-reporting shell company, is also subject to SEC rules which require such companies to trade in the over-the-counter markets (or some other national exchanges) for one full fiscal year and to file all periodic reports with the SEC before seeking to “uplist” to a national securities exchange like NASDAQ or NYSE MKT. The Company can only bypass the one year over-the-counter trading requirement if it can complete a firm commitment for an underwritten public offering with gross proceeds of at least $40 million. As a result, our stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional working capital through subsequent financings.

We may use the net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section titled "Use of Proceeds" and with which you may not agree.

The net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our decisions. See "Use of Proceeds" for additional information.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will experience substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $        per share, if you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $        per share in the net tangible book value of the common stock at March 31, 2013. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. Our common stock is presently subject to these regulations which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, excluding the net value of the person’s primary residence, or annual income exceeding $200,000, or $300,000 together with the investor’s spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a “penny stock”, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the “penny stock” market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the “penny stock” held in the account and information on the limited market in “penny stocks”. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may negatively affect the ability of purchasers of our shares of common stock to sell such securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases, or the negative of those expressions or phrases are intended to identify forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in this prospectus entitled “Description of Our Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as other sections in this prospectus, discuss some of the factors that could contribute to these differences.

Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

Based on an assumed offering price of $         per share, if we raise the Maximum Offering Amount, the proceeds from this offering will be $15,000,000.  For purposes of the table below, we have assumed the payment of discounts and commissions to Selling Agents in the amount of $1,125,000 and estimated offering expenses of $150,000 payable by the Company, for net proceeds of $13,725,000.  If the Company accepts over-subscriptions in the amount of $2,000,000, our net proceeds, after the payment of discounts and commissions to Selling Agents and expenses, will be $15,575,000.

The following table sets forth the Company's estimated use of the net proceeds of this Offering assuming net proceeds of $13,725,000 and $15,575,000, respectively.

Proceeds	$13,725,000	Percentage of Net Proceeds	$15,575,000	Percentage of Net Proceeds
Research, Development and Manufacturing	$9,607,500	70%	$10,902,500	70%
Patents and Regulatory Expenses	$2,058,750	15%	$2,336,250	15%
Business Development and Administration	$2,058,750	15%	$2,336,250	15%
Total	$13,725,000	100.0%	$15,575,000	100.0%

The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, results from our research and development efforts, business developments and opportunities and related rate of growth, sales and marketing activities and competition.

Accordingly, our management will have broad discretion in the application of the proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of unforeseen or other opportunities or the need to take advantage of changes in timing of our existing activities;

●
the need or desire on our part to accelerate, increase, reduce or eliminate one or more existing initiatives due to, among other things, changing market conditions and competitive developments or interim results of research and development efforts;

●	the effect of federal, state, and local regulation, including those governing emissions, of potential customers in our identified industries; or

●	strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of March 31, 2013:

●	on an actual basis; and
●
on a pro forma as adjusted basis to give effect to the issuance of the common stock offered hereby in the event that we raise we raise the Maximum Offering Amount and in the event that we raise the Maximum Amount, plus the Over-Subscription.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included in this prospectus.

	As of March 31, 2013 (Unaudited)
		As	As
		Adjusted	Adjusted
	Actual	(1)	(2)

Total debt	$4,232,069	$	$

Shareholders’ equity:
Common stock, par value $0.0001 per share: 100,000,000 shares of common stock authorized; 40,422,114 issued as of March 31, 2013	4,042
Additional paid in capital	6,784,092
Deficit accumulated during the development stage	(8,899,907)
Accumulated other comprehensive income (loss)	(40,651)
Total stockholders’ deficiency	(3,046,437)	$	$
Noncontrolling interest	(894,013)
Controlling interest	(2,152,424)
Total Liabilities and Stockholders’ Deficiency	$1,185,632	$	$

(1)	Assumes $15,000,000 of our common stock is sold in this offering at $ per share in the case of the Maximum Offering Amount, excluding the Over-Subscription.
(2)	Assumes $17,000,000 of our common stock is sold in this offering at $ per share, in the case of the Maximum Offering Amount, plus the Over-Subscription.

DILUTION

Our net tangible book value as of March 31, 2013 was approximately ($3,454,138), or ($0.085) per share of our common stock.  Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on March 31, 2013.  Assuming that we raise the Maximum Offering Amount, we will issue           shares of common stock at the public offering price of $    per share.  In this instance, our net tangible book value as of March 31, 2013 would have been approximately $     million, or $       per share of our common stock.  This amount represents an immediate increase in net tangible book value of $      per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock.

The following table illustrates the dilution in net tangible book value per share to new investors if we raise the Maximum Offering Amount, excluding the Over-Subscription:

Public offering price per share		$
Net tangible book value per share as of March 31, 2013	$
Increase per share attributable to new investors	$
Adjusted net tangible book value per share after this offering		$
Dilution in net tangible book value per share to new investors		$

The following shares were not included in the above calculation: Outstanding warrants to purchase 950,000 shares of common stock.

MARKET FOR COMMON EQUITY

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange or any over-the-counter markets, including the OTC Bulletin Board or the quotation systems of the OTC Markets, and we cannot assure you that they will become eligible. In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board and on the OTCQB.

As of July 15, 2013, we had 40,516,011 shares of common stock outstanding held of record by 63 persons. Our common stock is more fully described in the section of this prospectus entitled "Description of Securities."

We have never paid cash dividends on our securities and we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future.  We intend to retain any future earnings for reinvestment in our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Warrants to purchase 950,000 shares of common stock of the Company are the only outstanding options or warrants to purchase, or securities that could be converted in, our common stock.  For a description of the shares of our common stock that may be sold pursuant to Rule 144, please see the section of this prospectus titled "Description of Securities - Shares Eligible for Future Sale".

We do not have any equity compensation plans or any individual compensation arrangements with respect to our securities, although we may adopt such plans or enter into such arrangements in the future.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock that we are registering. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. The fixed price of $       at which our common stock is being offered pursuant to this prospectus was determined as based on, without limitation, the estimates of the business potential and earnings prospects of the Company and the consideration of such potential earnings in relation to market valuations of comparable companies.

DESCRIPTION OF OUR BUSINESS

We are a development stage company that designs and intends to market the AVRA medical robotic system for surgery and other medical procedures (ASRS), which will perform minimally invasive surgical procedures. Based on the circumstances noted in the Company’s previous filings, we have decided that the Company’s future is better served by discontinuing product  development through our currently 80% owned subsidiary, MIS-Robotics GmbH, a German corporation (“MIS-Robotics”) and we are in active negotiations to sell all or part of our interest therein. As a result of that decision, we  are in negotiations to continue our development of ASRS products with an existing scientific and engineering organization with experience in all aspects of medical robotics for development of products to perform specific procedures with the intention of delivering an operating ASRS component to a medical center for testing in the near future. There are no assurances that we will be able to consummate a relationship with this engineering organization or any other engineering organization. If negotiations with this organization are not successful, and the Company is not able to finalize a relationship with this organization or another scientific and engineering organization to continue the development of the ASRS products in order to initiate testing, we may not be able to develop our business plan as expected and may have to cease operations.  If we are not able to develop our products, our shares of common stock may become worthless and you might lose your entire investment.

While our system is expected to be procedurally competitive with broad multi-application systems, we will focus on defined procedures in orthopedics, neurosurgery, diagnosis (ultrasound, biopsy, skin scanning), therapy and medical activities, such as seeding, cryo-therapy and High Intensity Focused Ultrasound (“HIFU”), many of which may be performed with a single robotic arm, a use our proposed modular configuration is expected to be tailored to, with its design, size and cost comparing favorably to existing systems. We believe that elements of our products will qualify for patent protection and we will file patent applications in jurisdictions in which we intend to distribute as development of our products proceeds.

Corporate History

The Company was incorporated in Delaware on August 29, 2006 under the name "RFG Acquisition II Inc." as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. We filed a Registration Statement on Form 10-SB with the U.S. Securities and Exchange Commission (the “SEC”) on November 22, 2006.

Effective August 3, 2012, we changed our business purpose and focus from pursuing a business combination to designing, developing and manufacturing surgical robotic systems (the "Change of Business"). As a result, we ceased to qualify as a "blank check" or "shell" company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder.

To advance our Change of Business, we appointed a Chief Executive Officer, Stephen Sagolla, and Chief Scientist and Technical Officer, Bernd Gombert, and entered into 5 year employment agreements with Mr. Sagolla and Mr. Gombert, effective August 2, 2012.

On August 3, 2012, we changed our name to "AVRA Surgical Robotics, Inc." by filing a Certificate of Ownership and Merger with the Office of Secretary of State of Delaware. For the purpose of effecting the name change, on July 11, 2012, we incorporated a wholly-owned subsidiary ("Merger Sub") under the laws of the State of Delaware, in the name "AVRA Surgical Robotics, Inc.". On August 3, 2012, Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and adopting the name of Merger Sub.

On August 21, 2012, we entered into a common stock purchase agreement with HeartWare, Inc., a Delaware corporation ("HeartWare"), pursuant to which we issued and sold to HeartWare an aggregate of 329,604 shares of common stock for a per share purchase price equal to $3.04 per share.

The Company filed a Form D with the SEC on October 22, 2012 (the “October Form D”) covering a sale of up to an aggregate of $2,684 in common stock. As of March 31, 2013, we had issued a total of 11,509,754 shares of common stock under that offering at a per share price of $0.0001 (the “Private Placement”) to 44 purchasers (including Barry Cohen, our Chief Executive Officer, President and a director, Stamell & Schager, LLP, an affiliate of Jared Stamell, our Vice President, Secretary, Treasurer, and a director, and Granite, who purchased 175,000, 363,757 and 2,500,000 shares, respectively) all of whom are stockholders in an affiliated entity (the "Original Avra”) of the Company pursuant to those certain Securities Purchase Agreements (the “December Purchase Agreements”) for consideration equal to (1) an aggregate cash purchase price equal to approximately $1,151 and (2) for the purpose of satisfying the intent of the investment by each such purchaser in the Original Avra.

On February 8, 2013, in furtherance of the goals and objectives of the Company, Mr. Sagolla resigned as our Chief Executive Officer, and was simultaneously appointed as the Company’s Senior Vice President for Marketing and Sales; Mr. Cohen resigned as President of the Company, and was simultaneously appointed as the Company’s Chief Executive Officer in addition to his role as a director; and Mr. Stamell resigned as Chief Financial Officer, retaining his roles as Vice President, Secretary, Treasurer, General Counsel and a director. In addition, we appointed Sudhir Srivastava as President, A. Christian Schauer as Chief Financial Officer, and Bernd Gombert as Executive Vice President, in addition to his role as Chief Scientist and Technical Officer.

On March 1, 2013, Mr. Gombert terminated his employment agreement with the Company and resigned from his positions as Executive Vice President and Chief Scientist and Technical Officer, alleging non-payment of salary.

On March 12, 2013, Mr. Srivastava resigned from his position as President of the Company.

On March 29, 2013, Mr. Cohen was elected President of the Company by our Board of Directors.

On April 8, 2013, the Company, through MIS-Robotics, notified RG Mechatronics GmbH, a German corporation (“RGM”) of its intention to terminate with immediate effect the Joint Development and Manufacturing Agreement by and between MIS-Robotics and RGM, dated as of October 22, 2012 (the “Development Agreement”), subject to certain legal formalities. On the same date, RGM provided the Company, through MIS-Robotics, a notice of immediate termination of the Development Agreement for cause. The Company is currently in negotiations to terminate the Development Agreement with RGM by mutual agreement and sell all or part of our interest in MIS-Robotics.

Industry Overview

Minimally Invasive Surgery (MIS) -

Minimally invasive surgery (“MIS”) is a modern surgical technique in which operations are performed through small incisions. The technique was first used in the early 20th century, but did not become a factor in surgery until the 1980s. The number of procedures performed using MIS grew rapidly thereafter. In the mid-1990s surgical robotic systems were developed with which surgeons began to perform MIS remotely, using surgical instruments attached to and manipulated using robotic arms. Surgical applications using MIS are less traumatizing, and have resulted in increased patient satisfaction as a result of less pain, improved wound healing, decreased length of hospital stays and overall recovery. Hospitals have become more efficient as surgeon acceptance of MIS has expanded while medical and technical advantages of MIS facilities have become a competitive factor among well-established healthcare facilities. More recently, MIS is being applied to outpatient and day surgery and we anticipate a sustainable trend in this development over the next decade.

Globally, the percentage of MIS procedures related to the overall number of major surgeries correlates positively with the maturity of a healthcare system. Our own research suggests that currently approximately 20% of the total number of surgeries could potentially utilize some application of MIS and we believe this proportion will expand going forward.

Recent research also indicates a definitive relationship between the number of major surgeries in various markets and health expenditures per capita. The expected number of MIS procedures and the potential for robot-assisted MIS can depend as well on factors such as economic capabilities, level of medical treatment standards, and maturity of healthcare infrastructures. It is worth noting however that, in general, we believe there is a clear tendency to expand healthcare services in almost all societies.

We believe that MIS will continue to develop in patient use and surgical applications, with a continued increase in mature markets and with very significant growth opportunities in emerging markets such as China, India, and Brazil.

Robotics in Minimally Invasive Surgery (MIS) -

We believe that robotically performed MIS builds on and improves MIS and is now an accepted surgical technique. In several areas, for example prostatectomies, hysterectomies and cholecystectomies, MIS is increasingly used as the alternative to traditional open or hand-manipulated laparoscopic techniques. Surgeons and patients benefit from improved precision and safety, less pain, scarring, blood loss, faster recovery and lower complication-rates. Furthermore and importantly, the robot assisted MIS procedure enables surgeons to perform more complicated surgeries with increased precision in the small spaces in which surgeons operate. We believe that the Company’s surgical robotic products are designed to be more flexible, easier to use, and more accurate than the systems in use today. We believe our system will give surgeons improved capabilities for complicated procedures and the smooth and short-distance high-precision maneuvering of the instrument tip and preadjustable scale of motion will give surgeons the capability to operate in very small areas of the human body.

The Market

At this time, Intuitive Surgical, Inc. (“Intuitive”), which distributes a multi-arm surgical robotic system, is effectively the only surgical robotics device on the market providing a range of broad scale applications. Intuitive’s system utilizes four arms, three for instruments and one for an imaging device. Intuitive markets its system to perform various soft tissue, cardiac, thoracic, head and neck as well as otolaryngolgical procedures in adults and children. Intuitive reports that its system performed approximately 450,000 robot assisted MIS surgeries worldwide in 2012. Other MIS systems are typically restricted to more specific purposes, such as orthopedic surgery or cardiac catheter-lab applications.

It is estimated that the total number of surgeries that might have utilized some application of MIS (all kinds) worldwide in 2011 was 38 million, representing almost 20% of an overall 190 million major surgeries performed in the world. The 450,000 reported robot assisted procedures represents coverage of less than 1% of the total MIS procedures performed, although we cannot estimate how many of the surgeons comprising the 38 million could or would actually choose robot assisted MIS. We believe, however, that MIS procedures and the penetration rate of robot assisted MIS procedures will continue to increase over the next ten years, especially in countries outside the United States.

Our Products

AVRA’s Surgical Robotic System -

We believe the ASRS products will provide state-of-the art medical robotic systems to perform MIS procedures. The devices and apparatus will be modular and customized to the requirements of a medical procedure.

The ASRS design is intended to be lightweight, consist of one or more robot-arms, a human-machine-interface, data and information management, and a vision system.

We believe that advanced design and control that meet regulations governing medical robotic devices will make the ASRS easier and less expensive to manufacture and use. This strategy is intended to achieve price point and life-cycle costs that will meet the needs in both mature and emerging markets.

Light-weight robotic arms -

The ASRS may use one to four robotic arms with a weight-payload ratio that we believe is unavailable in the current surgical robotics market. The current Intuitive system, for example, weighs more than 1,000 pounds and is a fixed four arm configuration attached to a common central tower, and one arm typically holds a visioning system while the other arms hold the instruments. We believe that our ASRS, with its intended flexibility to use different configurations of smaller, light weight arms, will open up a broader range of medical procedures to MIS performed by a robotic system, including traditional open surgical procedures. We believe this will be a competitive advantage compared to other commercially available MIS systems.

The surgeon machine interface –

The surgeon will control ASRS products through a software interface that will convert instructions by the surgeon for movement of a robotic arm and instruments into commands to the machinery that will execute the instructions. We believe that the algorithms that we will use will be proprietary and will offer a higher level of accuracy and safety than is currently available.

Instruments -

We plan to develop a range of articulating instruments and other instruments that will be compatible with our ASRS system and its control software. These articulating instruments are designed to add greater degrees of freedom to the motion of the instrument tip. The commonly known instruments for surgery include scissors, graspers, scalpels bi- and monopolar electro-cautery, among others.

Company Strategy

The requirements from surgeons and hospitals vary significantly under different circumstances. We believe that our system will be competitive with existing broad application systems and can also be customized to individual clinical needs ranging from single-arm application in orthopedics and small cavity surgery in pediatrics, to robotic MIS procedures most frequently performed today.

We believe that the ASRS device will deliver:

●	a high degree of system versatility according to clinical and medical needs;

●	workflow oriented system-design supporting integration of synchronized medical information;

●	newly developed built-in intelligence for safety-management and patient-specific customization;

●	high mobility through light-weight arms with demonstrably improved weight-payload ratio;

●	improved service and maintenance features which are designed to reduce operational and life-cycle costs;

●	a range of system options that will be aligned with the needs and resources of the medical facility; and

●	overall system-design to meet the requirements in emerging markets where a less-complex device both in use and configuration will be advantageous.

We anticipate that our ASRS may over time be utilized in more narrowly defined procedures: diagnosis (ultrasound, biopsy, skin scanning); therapy; and medical activities, such as seeding, cryo-therapy and High Intensity Focused Ultrasound (HIFU), many of which may require only a single arm, a use we believe our modular configuration is tailored. This capability will be a focus in our continuing development efforts.

We believe our system will serve as a platform within the surgical workflow, providing state-of-the-art procedural capabilities with the synchronized integration of all necessary information from the patient’s medical record. Workflow related challenges such as the logistics of devices, materials and even patients, we think will be effectively addressed through our flat, modular and adaptable system design. This format, we think, will also contribute to the acceptance of our system in emerging markets, as it simplifies the systems adaptation to those environments.

We believe that our development strategy will result in products at price points that will open the market to users who are capital constrained in their medical device budgets. As private and public health insurers around the world are becoming more cost-conscious, hospitals are forced to re-evaluate their capital spending and find solutions that can reduce the cost of surgical procedures as well as remaining competitive.  We believe that our system is particularly suitable to respond to those concerns. Further, we believe that there are many smaller surgical suites and even medical offices and centers, for which the size and flexibility of our device will offer new operating opportunities.

Intellectual Property

The Company will design its products after a review of existing patents in the United States and the European Union to reduce the risk of infringement claims and files patent applications as its product development proceeds for elements of its products which qualify for patent protection.

The Company will file, as necessary, patent applications in all major jurisdictions where it intends to distribute its products and where the dates of our initial patent applications will give us a right of priority. Under international agreements, a patent application in one contracting country, such as Germany, is recognized as the filing date of a later application in another contracting country.

Patents are granted for a fixed term and eventually expire. Upon expiration, the inventions claimed in a patent enter the public domain. There is no assurance that our patent applications will be granted or that patents granted will prevent others from developing competing products.

Government Regulation

Foreign Regulation -

In order for us to market our products in other countries, we must obtain regulatory approvals and comply with extensive safety and quality regulations in other countries. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval in any foreign country in which we plan to market our products may harm our ability to generate revenue and harm our business.

Europe

Commercialization of medical devices in Europe is regulated by the European Union. The European Union presently requires that all medical products bear the CE mark, an international symbol of adherence to quality assurance standards and demonstrated clinical effectiveness. Compliance with the Medical Device Directive, as certified by a recognized European Competent Authority, permits the manufacturer to affix the CE mark on its products.

For each new product we develop, we will need to apply for permission to affix the CE mark to such products. In addition, we will be subject to annual regulatory audits in order to maintain CE mark permissions once we obtain them. We cannot be certain that we will be able to obtain permission to affix the CE mark for new or modified products or that we will continue to meet the quality and safety standards required to maintain the permissions we have already received. If we are unable to obtain or maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union.

Japan

Japan’s Pharmaceutical and Medical Devices Agency (PMDA) requires manufacturers to prepare pre-market applications (Class II, III and IV) plus registration dossiers in Summary Technical Document (STED) format, etc. and pre-market submission (Class 1). Japan does not accept European CE Marking certificates or national ministry approvals although European, US or Canadian approval aids the registration process.

China

In China we expect to partner with local dealers and regulatory consultancy to prepare all necessary files for registration, SFDA No.15 document for classification. Depending on the classification, we will conduct clinical trials in China as requested by the authorities.

India

We expect to appoint an Indian authorized agent to deal on our behalf with the Medical Devices Division of the Central Drugs Standard Control Organization (CDCSO).

Brazil

The Brazilian product registration process is similar to the CE-certification process with initial supervision resting with the National Institute of Metrology, Quality and Technology.

Canada

The Canadian product registration process is similar to the US FDA device approval process.

FDA Premarket Clearance and Approval Requirements –

Unless an exemption applies, each medical device that we intend to market in the U.S. must first receive either "510(k) clearance" or "PMA approval" from the U.S. Food and Drug Administration (“FDA”) pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA's 510(k) clearance process usually takes from four to 12 months, but it can last longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. We cannot be sure that 510(k) clearance or PMA approval will be obtained in the future for any product we propose to market.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to request 510(k) clearance, unless an exemption applies. The manufacturer must demonstrate that the proposed device is "substantially equivalent" in intended use, safety and effectiveness to a legally marketed "predicate device" that is either in class I, class II, or is a "preamendment" class III device, one that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application. After a device receives 510(k) clearance, any modification to the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval.

Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a legally marketed predicate device, are placed in class III. Such devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA's satisfaction.

A PMA application must provide extensive preclinical and clinical trial data as well as information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will inspect the manufacturer's facilities for compliance with Good Manufacturing Practice requirements, which include elaborate testing, control, documentation and other quality assurance procedures. During the FDA's review, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process. If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to comply with specific conditions or to supply specific additional data or information in order to secure final PMA approval.

Once the approvable letter conditions are satisfied, the FDA will issue a PMA order for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA order can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in an enforcement action, including withdrawal of the approval. The PMA process can be expensive and lengthy, and no assurance can be given that any PMA application will ever be approved for marketing. After approval of a PMA, a new PMA or PMA supplement may be required in the event of modifications to the device, its labeling or its manufacturing process.

A clinical trial may be required to support a 510(k) submission and generally is required for a PMA application. Such trials generally require an investigational device exemption application, or IDE, approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed an insignificant risk device eligible for more abbreviated IDE requirements. The IDE must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the FDA and the appropriate institutional review boards at the clinical trial sites approve the IDE. Trials must be conducted in conformance with FDA regulations and institutional review board requirements. The sponsor or the FDA may suspend these trials at any time if they are deemed to pose unacceptable health risks or if the FDA finds deficiencies in the way they are being conducted. Data from clinical trials are often subject to varying interpretations that could delay, limit or prevent FDA approval.

We will be subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions. The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

EMPLOYEES

As of July 1, 2013, we had 1 full-time employee located in MIS-Robotics’ Seefeld, Germany offices. Our U.S.-based officers and directors are not employees of the Company.

PROPERTY

The Company neither leases nor owns any properties. We currently utilize office space and equipment located at 1 Liberty Plaza, 23rd Floor, New York, NY 10006.  The office space and equipment are provided to us at no cost by Stamell & Schager, LLP. Our subsidiary, MIS-Robotics, leases office space in Seefeld, Germany from ezm, a German entity owned by Bernd Gombert, our Former Executive Vice President and Chief Scientist and Technical Officer, under a three-year lease commencing August 1, 2012. The monthly rent and utilities total €2,363 plus 19% Value Added Tax ("VAT"). The lease may be extended for one year.

LEGAL PROCEEDINGS

On April 19, 2013, the Company served a complaint in a case filed in New York state court against Mr. Bernd Gombert, its former Chief Scientist and Technical Officer and Executive Vice President.  The complaint alleges that Mr. Gombert breached his duty of loyalty to the Company by attempting to misappropriate its business and business opportunities and seeks monetary damages, interest and costs.  On May 17, 2013, Mr. Gombert filed a suit in Munich, Germany against the Company’s subsidiary MIS-Robotics, claiming that the 90% vote of shareholders to remove Mr. Gombert as a Managing Director was not effective. Other than these lawsuits, there are presently no material pending legal proceedings to which we, any of our subsidiaries, executive officers, owners of record or beneficially of more than five percent of any class of voting securities is a party or as to which any of our property is subject, and no such proceedings are known to be threatened or contemplated against us.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward looking statements as a result of various factors, including, without limitation, those set forth in “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and other matters included elsewhere in this prospectus. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

Overview

We are a development stage company and have not earned any revenues from operations to date. It is unlikely that we will have any revenues unless and until our products are ready for commercial manufacturing and have received regulatory approval in the markets where they will be sold. Since inception, the Company has relied primarily on sales of our securities to fund our operations. The Company has never been profitable and cannot be assured that we will be profitable in the future. From inception through December 31, 2012 and March 31, 2013, our loss from operations totaled $7,302,287 and $9,790,221, respectively, and our net loss for the year ended December 31, 2012 and the three month period ended March 31, 2013 totaled $7,118,296 and $2,487,934, respectively.

Our principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential by devoting our efforts to designing, developing and manufacturing surgical robotic systems.

The Company expects to require substantial funds for research and development, to continue to develop our ASRS system. The Company plans to meet our operating cash flow requirements by raising additional funds from the sale of our securities and, if possible on favorable terms, by entering into development partnerships to assist us with our technology development activities. We may also consider selling certain assets or entering into a transaction such as a merger with a business complimentary to ours.

During the fiscal year ended December 31, 2012 and the three month period ended March 31, 2013, the Company has raised an aggregate of $1,701,092 and $1,725,400, respectively, in connection with the closing of private placement offerings of the Company’s common stock and warrants. While we have been successful in raising funds to fund our operations since inception and we believe that we will be successful in obtaining the necessary financing to fund our operations going forward, we do not have any committed sources of funding and there are no assurances that we will be able to secure additional funding. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, if the efforts noted above are not successful, it would raise substantial doubt about the Company’s ability to continue as a going concern. If we cannot obtain financing, then we may be forced to further curtail our operations or consider other strategic alternatives. Even if we are successful in raising the additional financing, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute our current stockholders.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Liquidity and Capital Resources

Year ended December 31, 2012 as compared to year ended December 31, 2011

As of December 31, 2012, the Company had $406,565 in cash and a stockholders’ deficiency of $2,479,152. This compares with $0 cash and a stockholders’ deficiency of $10,308 as of December 31, 2011. The Company had liabilities that totaled $3,330,661 as of December 31, 2012, comprised of $1,808,049 in accounts payable and accrued expenses and $1,522,612 in loans payable to affiliates and stockholders. This compares to the Company’s total liabilities of $10,308 as of December 31, 2011, comprised of a stockholder loan. The Company can provide no assurance that it can continue to satisfy its cash requirements for at least the next twelve months.

The Company raised $1,701,092 in equity capital during the year ended December 31, 2012 through a series of private placements. Additionally, a related company and a stockholder have loaned an aggregate of $1,512,304 to the Company. The Company is dependent on its ability to continue to raise equity capital. On February 12, 2013, the Company filed the Registration Statement with the SEC to register shares in order to raise up to $15,300,000. There is no guarantee that the proposed sale of shares under the Registration Statement will be successful and if not successful, the Company will need to seek other avenues for the necessary capital to continue its development program.

The following is a summary of the Company’s cash flows provided by (used in) operating, investing, and financing activities for the year ended December 31, 2012 and 2011 and for the period from August 29, 2006 (Inception) through December 31, 2012:

	Year Ended December 31, 2012	Year Ended December 31, 2011	For the Cumulative Period from August 29, 2006 (Inception) to December 31, 2012

Net Cash (Used in) Operating Activities	$(2,402,987)	$(26,274)	$(2,570,705)
Net Cash (Used in) Investing Activities	$(352,204)	-	$(352,204)
Net Cash Provided by Financing Activities	$3,222,110	$26,208	$3,389,828
Effect of Exchange Rate Changes on Cash	$(60,354)	-	$(60,354)
Net Increase (Decrease) in Cash	$406,565	$(66)	$406,565

The increase since 2011 in cash available is a result of an increase in sales of the Company’s securities in order to fund the Company’s operations. The increase in accounts payable and accrued expenses in 2012 is a result of the Company changing its business purpose and beginning operations.

The Company has nominal assets and has generated no revenues since inception. The Company is also dependent upon the receipt of capital investment or other financing to fund its ongoing operations. In addition, the Company is dependent upon obtaining additional funding and capital resources through equity financings and from certain related parties. If continued funding and capital resources are unavailable at reasonable terms, the Company may not be able to implement its plan of operations.

Three months ended March 31, 2013 as compared to three months ended March 31, 2012

As of March 31, 2013, the Company had $540,850 in cash and a stockholders’ deficiency of $3,046,437. This compares with $0 cash and a stockholders’ deficiency of $24,240 as of March 31, 2012. The Company had liabilities that totaled $4,232,069 as of March 31, 2013, comprised of $2,564,982 in accounts payable and accrued expenses and $1,667,087 in a loan payable to affiliates and stockholders. This compares to the Company’s total liabilities of $24,240 as of March 31, 2012, comprised of accounts payable and accrued expenses and a loan payable to a stockholder. The Company can provide no assurance that it can continue to satisfy its cash requirements for at least the next twelve months.

The Company raised $1,725,400 in equity capital during the three months ended March 31, 2013 through a series of private placements. The Company is dependent on its ability to continue to raise equity capital. On February 12, 2013, the Company filed a Registration Statement on Form S-1 (the “Registration Statement”) with the SEC to register shares in order to raise up to $17,000,000 (net of $15,150,000 after expenses). There is no guarantee that the proposed sale of shares under the Registration Statement will be successful and if not successful, the Company will need to seek other avenues for the necessary capital to continue its development program.

The following is a summary of the Company’s cash flows provided by (used in) operating, investing, and financing activities for the three months ended March 31, 2013 and 2012 and for the period from August 29, 2006 (Inception) through March 31, 2013:

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	For the Cumulative Period from August 29, 2006 (Inception) to March 31, 2013

Net Cash (Used in) Operating Activities	$(1,666,105)	$(10,932)	$(4,236,810)
Net Cash (Used in) Investing Activities	$(79,119)	-	$(431,323)
Net Cash Provided by Financing Activities	$1,869,969	$10,932	$5,259,797
Effect of Exchange Rate Changes on Cash	$(9,540)	-	$(50,814)
Net Increase in Cash	$134,285	-	$540,850

The increase since the three months ended March 31, 2012 in cash available is a result of an increase in sales of the Company’s securities in order to fund the Company’s operations. The increase in accounts payable and accrued expenses in the three months ended March 31, 2013 is a result of the Company changing its business purpose and beginning operations.

The Company has nominal assets and has generated no revenues since inception. The Company is also dependent upon the receipt of capital investment or other financing to fund its ongoing operations. In addition, the Company is dependent upon obtaining additional funding and capital resources through equity financings and from certain related parties. If continued funding and capital resources are unavailable at reasonable terms, the Company may not be able to implement its plan of operations.

Results of Operations

Year ended December 31, 2012 as compared to the year ended December 31, 2011

We have not conducted any active operations since inception except hiring our initial employees, entering into the Development Agreement and commencing its implementation through our 80% owned subsidiary MIS-Robotics including building prototypes, manufacturing key components and continuing with the registration of the ASRS to receive a CE mark in Europe. We have generated no revenue since inception on August 29, 2006. It is unlikely we will generate any revenue until our products are developed and have been approved for sale. The Company’s plan of operation for the next twelve months shall be to continue its efforts to design, develop and manufacture surgical robotic systems. We can provide no assurance that we can continue to satisfy our cash requirements for the next twelve months.

As of December 31, 2012, we had assets of $851,509. This compares with assets of $0 as of December 31, 2011.  Our liabilities as of December 31, 2012 totaled $3,330,661, comprised of $1,808,049 in accounts payable and accrued expenses and $1,522,612 in loans payable to an affiliated company and a stockholder.  This compares with total liabilities as of December 31, 2011 of $10,308, comprised exclusively of loans payable to stockholders.

For the fiscal year ended December 31, 2012, we had a net loss of $7,118,296, consisting of research and development expenses of $2,697,792, incurred primarily through the Development Agreement and general and administrative expenses consisting of compensation, of which $3,000,000 is stock based, to our Senior Vice President for Marketing and Sales and our former Chief Scientist and Technical Officer, legal expenses for the formation of the Company and for the work the registration statement of which this prospectus is a part, along with various other travel and occupancy items.

For the fiscal year ended December 31, 2011, we had a net loss of $29,103, consisting of legal, accounting, audit, and other professional service fees incurred in relation to the preparation and filing of our periodic reports and general, administrative, and interest expenses.

For the cumulative period from August 29, 2006 (Inception) to December 31, 2012, we had a net loss of $7,302,287 comprised of legal, accounting, audit, and other professional service fees incurred in relation to the formation of the Company, the filing of our Registration Statement on Form 10-SB in November 2006 and the registration statement of which this prospectus is a part, the preparation and filing of our periodic reports, and general, administrative, and interest expenses.

Three months ended March 31, 2013 as compared to three months ended March 31, 2012

We have not conducted any active operations since inception except hiring our initial employees, entering into the Development Agreement and commencing its implementation through our 80% owned subsidiary MIS including building prototypes and manufacturing key components. We have generated no revenue since inception on August 29, 2006. It is unlikely we will generate any revenue until our products are developed and have been approved for sale. The Company’s plan of operation for the next twelve months shall be to continue its efforts to design, develop and manufacture surgical robotic systems.

For the three months ended March 31, 2013, we had a net loss of $2,487,934 consisting of research and development expenses of $1,428,119, incurred primarily through the Development Agreement and general and administrative expenses consisting of compensation, of which $185,615 is stock based, legal expenses for the formation of the Company and for the work on the Registration Statement, along with various other travel and occupancy items.

For the three months ended March 31, 2012, we had a net loss of $13,932, consisting of legal, accounting, audit, and other professional service fees incurred in relation to the preparation and filing of our periodic reports and general, administrative, and interest expenses.

For the cumulative period from August 29, 2006 (Inception) to March 31, 2013, we had a net loss of $9,790,221 comprised of legal, accounting, audit, and other professional service fees incurred in relation to the formation of the Company, the filing of our Registration Statement on Form 10-SB in November 2006 and the Registration Statement, the preparation and filing of our periodic reports, and general, administrative, and interest expenses.

Off-Balance Sheet Arrangements

As of July 15, 2013, we did not have any off-balance sheet arrangements.

Trends, Events and Uncertainties

The following trends, events and uncertainties may have a material impact on our potential sales, revenue and income from operations:

1)	completion of our surgical robotic products ready for manufacturing;
2)	regulatory approval of our products in the markets where we desire to sell them ;
3)	market acceptance of our products by surgeons and patients in the markets where we desire to sell them;
4)	our ability to efficiently manufacture, market and distribute our products;
5)	our ability to sell our products at competitive prices which are profitable;
6)	the willingness of surgeons to learn to use our products; and
7)	the willingness of insurers and national health plans to reimburse patients for robotic surgeries at prices which are profitable.

To the extent we are unable to succeed in accomplishing (1) through (7), our sales could be lower than expected and our ability to generate income from operations impaired.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding the current executive officers and directors of the Company:

Name	Age	Position	Term
Barry Cohen	72	Chief Executive Officer and Director	September 16, 2011 through Present
A. Christian Schauer	71	Chief Financial Officer	February 8, 2013 through Present
Jared B. Stamell	66	Secretary, Treasurer, Vice President and Director	September 16, 2011 through Present

Barry Cohen, 72, the Company’s Chief Executive Officer since February8, 2013, a director since September 16, 2011, and President from September 16, 2011 to February 8, 2013 and since March 29, 2013, has served as President and Chief Executive Officer of Granite Investor Group, Inc. since its founding in 2009. Between 2006 and 2008, Mr. Cohen was a private investor and founded AVRA Surgical, Inc. in 2009, a medical technology company. From approximately 1979 to 1983 he served as director of Synalloy Corp., a manufacturer of pipe, piping systems and specialty chemicals after which he was appointed to serve as President from 1984-1985. Mr. Cohen also served as Chairman of the Executive Board of Wolverine Technologies, Inc., a NYSE listed company from 1979 to 1983 and President of Barry F. Cohen & Co., an NASD member. Mr. Cohen has 50 years’ experience in managing private and public industrial companies, and 47 years’ experience as a securities executive.  This significant experience led us to believe that Mr. Cohen should serve as a director.

A. Christian Schauer, 71, the Company’s Chief Financial Officer since February 8, 2013, earned a B.B.A. in Accounting from Western Michigan University in 1965 and his C.P.A. in Michigan in 1967. Following almost 10 years with Ernst & Ernst (now Ernst & Young) in Kalamazoo and Cleveland, Mr. Schauer joined Clausing Corporation in 1974 as Chief Financial Officer, and served that Company for 25 years in various senior management positions, the last 15 years as Chairman and CEO. In 1999, Mr. Schauer was recruited as the CEO for Triple S Plastics. He later arranged a merger of Triple S Plastics with Eimo of Finland. Mr. Schauer has served as an executive and non-executive director for several companies, including First of America Bank, Durametallic Corporation, Triple S Plastics, Harter Corporation, The 600 Group Plc. (London), and Z Seven Fund. Mr. Schauer currently serves as a non-executive director for Griffith Laboratories, Inc., as an advisor to The Windquest Companies and as a Trustee of the Boards at Kalamazoo Valley Community College and Hope Network. From 2003 to the present, Mr. Schauer has served as Chairman, President and CEO of PharmOptima LLC, a pre-clinical contract research company based in Portage, Michigan.

Jared B. Stamell, 65, the Company’s Vice President, Secretary, Treasurer and a director since September 16, 2011 and Chief Financial Officer from November 18, 2011 to February 8, 2013, has served as Vice President, Secretary, Treasurer and General Counsel of Granite Investor Group, Inc. since 2009. He has served as a Partner in the New York law firm, Stamell & Schager, LLP since 1989. Mr. Stamell is admitted to practice before the United States Supreme Court, in many United States Courts of Appeal and District Courts, and he is a member of the bar of the States of New Jersey, New York, Massachusetts and the District of Columbia. He is a graduate of the University of Michigan and received his law degree, J.D., Cum Laude, from Harvard Law School which awarded him a Frank Knox Fellowship to do graduate work in economics. Mr. Stamell received an M.Sc. in Economics from the London School of Economics. Mr. Stamell’s experience with representing industrial and financial businesses in litigation and financing and organizing companies led us to believe that Mr. Stamell should serve as a director.

Our directors are elected annually for a one year term or until their respective successors are duly elected and qualified or until their earlier resignation or removal. Our officers are appointed by the Board and serve at the Board's discretion.

There are no other significant employees and no family relationships among any of our directors, executive officers, or persons nominated or chosen to become directors or executive officers.

To our knowledge, other than preliminary discussions with potential board members in connection with the Company’s intention to expand its board of directors, there is no arrangement or understanding between or among any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.  In addition, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

EXECUTIVE COMPENSATION

The following table sets forth, for the last completed fiscal year ended December 31, 2012 the cash compensation paid by the Company, as well as certain other compensation paid with respect to that year, to Company’s officers and directors. We did not pay any cash or other compensation to our executive officers in 2011 or 2010.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (€)		Total

Barry Cohen Chief Executive Officer and Director	2012	0		0	0		0	0	0	0		0

A. Christian Schauer Chief Financial Officer	2012	0		0	0		0	0	0	0		0

Jared B. Stamell Vice President, Secretary, Treasurer, and Director	2012	0		0	0		0	0	0	0		0

Bernd Gombert Former Executive Vice President, Chief Scientist and Technical Officer	2012	$167,250	(1)	0	$1,500,000	(2)	0	0	0	$43,799	(2)(3)	$1,711,049

Stephan Sagolla Senior Vice President for Marketing and Sales	2012	$167,250	(1)	0	$1,500,000	(2)	0	0	0	$43,415	(2)(4)	$1,710,665

(1) Reflects amounts paid or accrued by the Company from the effective date of the employee’s employment agreement, August 2, 2012, through December 31, 2012.
(2) Reflects the fair value of 1,000,000 shares of common stock of the Company granted to the employee pursuant to his employment with the Company at the time of issuance.
(3) Includes: (i) $8,363 paid or accrued by the Company for Mr. Gombert’s health insurance, social security and other tax obligations; (ii) $25,686 accrued by the Company for a private pension fund for Mr. Gombert's benefit; and (iii) $9,750 accrued by the Company for all leasing and operating costs arising from Mr. Gombert's use of a Company car.
(4) Includes: (i) $8,363 paid or accrued by the Company for Mr. Sagolla’s health insurance, social security and other tax obligations; (ii) $26,760 accrued by the Company for a private pension fund for Mr. Sagolla's benefit; and (iii) $9,366 paid or accrued by the Company for all leasing and operating costs arising from Mr. Sagolla's use of a Company car.

As an “emerging growth company” we will not be required to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Pension Benefits and Nonqualified Deferred Compensation

We have not adopted any formal plan or program for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Except as otherwise discussed herein, including those sections entitled "Employment Agreements, Termination of Employment and Change-in Control Agreements" and "Certain Relationships and Related Transactions," there are no contracts, agreements, plans or arrangements, written or unwritten, that provide for payment to our executive officers and directors at, following, or in connection with the resignation, retirement or other termination of a named executive officer or director, or a change in control of our company or a change in the name executive officer's responsibilities following a change in control, with respect to each officer and director.

Employment Agreements, Termination of Employment and Change-in Control Agreements

Effective August 2, 2012, we entered into the Employment Agreements with Stephan Sagolla, to serve as our Chief Executive Officer and Bernd Gombert to serve as our Chief Scientist and Technical Officer. Pursuant to the terms and conditions of the Employment Agreements, Mr. Sagolla and Mr. Gombert (the “Employees”) will be employed by the Company for a term of five years, unless earlier terminated pursuant to the terms therein. The Employment Agreements provide that the Employees each will receive an initial base salary of €300,000 gross per year, to be paid monthly on the last day of each month and subject to annual review and increases by our Board, as it deems appropriate.

In addition to their salaries, the Employees each will be entitled to receive: (i) €15,000 per year, paid monthly at the end of each month, in full compensation for any Social Security assessments, health insurance and any analogous charges assessed based on income; (ii) €48,000, paid at the end of each calendar year, into a private pension fund for the Employees’ benefit; (iii) four weeks of paid vacation time per year; (iv) continued base salary for up to twelve months of disability; (v) severance pay for six months at the base salary rate, plus accrued benefits, including all vested stock options in the event that either Employee is terminated by the Company during the first two years of his employment; (vi) executive compensation in the form of options or shares, or both, under any long-term equity compensation plan that may be adopted by the Company; and (vii) other business expenses reasonably incurred for promoting the Company's business; and (viii) all leasing and operating costs arising from use of Company cars.

Upon any termination, the Employment Agreements provide that the Employees will be entitled to any unpaid accrued salary and benefits as of the termination date. If either of the Employees chose to resign and, thus, terminate their respective employments with the Company prior to the expiration of the five-year term, they would not be permitted to own, manage or control any business that directly competes with the Company, its subsidiaries or affiliates for the two-year period thereafter; however, if the Company terminates their employment, the non-compete period will be co-extensive with the number of months for which the Employees would be entitled to severance pay.

On December 31, 2012, the Company issued 1,000,000 shares to each Mr. Sagolla and Mr. Gombert.  The value of the shares at the date of issuance was deemed to be $1.50 per share and accordingly compensation expense of $3,000,000 has been charged to operations for the year ended December 31, 2012.

On February 8, 2013, to better position the Company as it plans to expand its board of directors, Mr. Sagolla resigned as our Chief Executive Officer, and was simultaneously appointed as the Company’s Senior Vice President for Marketing and Sales and Mr. Gombert was appointed Executive Vice President of the Company in addition to remaining Chief Scientist and Technical Officer, with the terms of the Employment Agreements otherwise remaining in full force and effect.

On March 1, 2013, Bernd Gombert terminated his employment agreement with the Company and resigned from his positions as Executive Vice President and Chief Scientist and Technical Officer, alleging non-payment of salary.

The foregoing description of the terms and conditions of the Employment Agreements provides only a brief summary and is qualified in its entirety by reference to the full text of the Employment Agreements filed, in the case of Mr. Sagolla, as an exhibit to our Current Report on Form 8-K filed with the SEC on August 7, 2012, and in the case of Mr. Gombert, as an exhibit to our Quarterly Report on Form 10-Q for the period ended September 30, 2012 filed with the SEC on November 30, 2012.

Compensation Committee Interlocks and Insider Participation

We do not have a standing compensation committee or a committee performing similar functions; our Board of Directors performs the functions of a compensation committee.  Our Board of Directors is made up of Messrs. Cohen and Stamell, both of whom are also executive officers.  With the exception of Mr. Sagolla, our Senior Vice President for Marketing and Sales, none of our officers or directors receives compensation for their services to us.  As we grow, our Board of Directors expects that they will adopt compensation policies in the future that will apply to our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On September 16, 2011, the Company cancelled a line of credit agreement with Richard F. Beston, Jr. and John W. Branch, entered into on November 20, 2006, who, at that time, were our President and a director and our Secretary, respectively, (the “Loan Agreements”). At the time of their cancellation, the Loan Agreements provided us with a revolving credit line up to an aggregate of $200,000 (the “Credit Line”), which held an outstanding balance of $119,910 plus accrued interest of $16,273. Upon cancellation of the Loan Agreements the outstanding balance and accrued interest under the Credit Line was converted to additional paid-in capital.

On May 16, 2011, the Company entered into an option agreement (the “Option Agreement”) with Granite Investor Group, Inc. (“Granite”), that provided Granite, or an affiliate of Granite, with an option to purchase such number of shares of common stock of the Company as would be required to obtain control of the Company for an aggregate purchase price of $25,000, which would be used by the Company to repurchase the shares of common stock that were then issued and outstanding. Granite paid a $5,000 nonrefundable deposit towards the exercise price of the option. In accordance with the agreement, Granite agreed to reimburse the Company for expenses incurred after May 16, 2011, the date of the agreement, related to complying with reporting obligations pursuant to the Securities Exchange Act of 1934.

In connection with the exercise of the option, on September 16, 2011, we issued and sold an aggregate of 2,500,000 shares of common stock to Granite for an aggregate purchase price equal to $25,000, which amount was used to repurchase 2,500,000 shares of common stock held by Mr. Beston and Mr. Branch, for an aggregate purchase price equal to $25,000. The repurchased shares were then cancelled. A change of control of the Company resulted upon the closing of the transaction. New officers were appointed to serve as President, Treasurer, and Secretary, effective upon the resignations of Mr. Beston and Mr. Branch.

Professional fees in the amount of $7,500 were paid on behalf of the Company by Ten X Holdings, LLC (“Ten X”), an affiliate of our former officers and directors. The amount was treated as an unsecured, non-interest bearing loan to the Company and had no stipulated repayment terms. The $5,000 deposit paid by Granite, in connection with the Option Agreement, was received by Ten X and applied to the outstanding loan balance. As of September 16, 2011, the outstanding loan balance of $2,500, as well as the outstanding liability to Granite for the non-refundable deposit of $5,000, were each converted to paid-in capital.

During the year ended December 31, 2012, legal services rendered by Stamell & Schager LLP, an affiliate of Jared Stamell, our Vice President, Secretary, Treasurer, and a director in the amount of $516,204 were incurred by the Company and included in accounts payable. As of March 31, 2013, an additional $331,805 in legal expenses has been accrued for Stamell & Schager LLP.

During the year ended December 31, 2012, professional fees in the amount of $26,774 were paid on behalf of the Company by AVRA Surgical, Inc. The amount was treated as an unsecured, non-interest bearing loan to the Company and had no stipulated repayment terms.

On October 22, 2012, through our 80% owned subsidiary, MIS-Robotics, we entered into a joint development and manufacturing agreement (the "Development Agreement") with RG Mechatronics GmbH, a German corporation ("RGM"), pursuant to which RGM agreed to engineer and develop all components and systems and initially manufacture robotic products for surgical applications and to deliver for each product all drawings, specifications and tooling necessary for manufacturing (collectively, the "Products"). Bernd Gombert, our Executive Vice President as of February 8, 2013 and Chief Scientist and Technical Officer as of August 3, 2012, is an officer and employee of RGM and a shareholder of MIS-Robotics, and therefore may be deemed to have a material interest in the transaction. Pursuant to the terms and conditions of the Development Agreement, the parties have agreed to establish a joint development committee ("JDC") consisting of representatives from each party to specify (i) the performance and design specifications of the Products, (ii) the budget for development of the Products, including RGM's remuneration for services rendered, and (iii) the timeline for developing the Products. The Development Agreement provides that we will pay RGM for its work, labor and services on a time and materials basis in accordance with a development budget established by the JDC.  On October 23, 2012, the JDC agreed on a two year general budget in the aggregate amount of €20,000,000 which will be amended as necessary. On April 8, 2013, the Company, through MIS-Robotics, notified RGM of its intention to terminate the Development Agreement with immediate effect, subject to certain legal formalities. On the same date, RGM provided the Company, through MIS-Robotics, a notice of immediate termination of the Development Agreement for cause. The Company is currently in negotiations to terminate the Development Agreement with RGM by mutual agreement and sell all or part of our interest in MIS-Robotics.
The Company filed a Form D with the SEC on October 22, 2012 (the “October Form D”) covering a sale of up to an aggregate of $2,684 in common stock. As of March 31, 2013, we had issued a total of 11,509,754 shares of common stock under that offering at a per share price of $0.0001 (the “Private Placement”) to 44 purchasers (including Barry Cohen, our Chief Executive Officer, President and a director, Stamell & Schager, LLP, an affiliate of Jared Stamell, our Vice President, Secretary, Treasurer, and a director, and Granite, who purchased 175,000, 363,757 and 2,500,000 shares, respectively) all of whom are stockholders in an affiliated entity (the "Original Avra”) of the Company pursuant to those certain Securities Purchase Agreements (the “December Purchase Agreements”) for consideration equal to (1) an aggregate cash purchase price equal to approximately $1,151 and (2) for the purpose of satisfying the intent of the investment by each such purchaser in the Original Avra.

On December 31, 2012, the Company issued 1,000,000 shares to each Mr. Sagolla and Mr. Gombert. The value of the shares at the date of issuance was deemed to be $1.50 per share and accordingly compensation expense of $3,000,000 has been charged to operations for the year ended December 31, 2012.

We currently utilize the office space and equipment of our management at no cost. Management estimates such amounts to be immaterial. Our subsidiary, MIS-Robotics, leases office space in Seefeld, Germany from ezm, a German entity owned by Bernd Gombert, our Executive Vice President and Chief Scientist and Technical Officer, under a three-year lease commencing August 1, 2012. The monthly rent and utilities total approximately $3,000 plus 19% Value Added Tax ("VAT").

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

Director Independence

Our securities are not listed on a national securities exchange, or an inter-dealer quotation system which has a requirement that a majority of the board of directors be independent. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition, none of our directors would be considered independent because our two directors, Mr. Cohen and Mr. Stamell, each serve as an executive officer of the Company.

PLAN OF DISTRIBUTION

Offering by the Company

Currently we plan to have our officers and directors sell our common stock on a self-underwritten basis.  They will receive no discounts or commissions.  Our officers and directors will deliver prospectuses to those persons who they believe might have interest in purchasing all or a part of this offering.

As of the date of this prospectus, we have not entered into any arrangements with any Selling Agents for the sale of the securities.  We may engage one or more Selling Agents to sell the securities.  If we elect to do so, we will file a post-effective amendment to this registration statement to identify them. We intend to compensate Selling Agents that sell securities in this offering with a cash commission of no more than 7.5% of the gross proceeds from the securities sold by them.

Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part, and sending it together with payment in full to the escrow agent.  All payments must be made in United States currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement.  All subscription agreements and checks are irrevocable.  We expressly reserve the right to either accept or reject any subscription in whole or in part for any reason or for no reason.  Any subscription rejected will be returned to the subscriber, without interest or deductions, within five business days of the rejection date.  Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber.  Once we accept a subscription, the subscriber cannot withdraw it.

The proceeds from the sale of the shares in this offering will be payable to      (the “Escrow Agent”). All subscription agreements and checks are irrevocable and should be delivered to the Escrow Agent at the address provided in the Subscription Agreement.

All subscription funds will be irrevocable and deposited in a noninterest-bearing account by the Escrow Agent and will be forwarded to the Company at the end of each week. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering, provided the Company has received notification from the escrow agent that the Subscription Agreements are properly executed, funds have cleared before shares are released to investors and that investors receive shares when the Company receives funds. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days or the Maximum Offering Amount has been sold. All Subscription Agreements and checks for payment of shares are irrevocable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

Our officers and directors will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.  The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●
the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer.  They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers.  They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.  Only after the SEC declares our registration statement effective do we intend to advertise through tombstone advertising and hold investment meetings in various states.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 15, 2013, regarding the number of shares of our common stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and executive officer of the Company and (iii) all officers and directors as a group.

Unless otherwise specified, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Granite Investor Group Inc. c/o Stamell & Schager, LLP 1 Liberty Plaza, 23rd Floor New York, NY 10006	27,500,000	67.87%
Barry F. Cohen (3) c/o Stamell & Schager, LLP 1 Liberty Plaza, 23rd Floor New York, NY 10006	18,325,000 (6)	45.23%
Jared Stamell (4) c/o Stamell & Schager, LLP 1 Liberty Plaza, 23rd Floor New York, NY 10006	6,963,757 (6)	17.19%
Nikhil L. Shah (5) c/o Stamell & Schager, LLP 1 Liberty Plaza, 23rd Floor New York, NY 10006	2,750,000 (6)	6.79%
A. Christian Schauer c/o Stamell & Schager, LLP 1 Liberty Plaza, 23rd Floor New York, NY 10006	233,333	>1%
All Directors and Executive Officers as a Group (3 individuals)	25,522,090	62.99%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 40,422,114 shares of common stock issued and outstanding as of March 29, 2013.
(3)
Barry F. Cohen is the Chief Executive Officer and a director of the Company. Mr. Cohen beneficially owns 66% of the issued and outstanding common stock owned of record by Granite and therefore may be deemed to have voting and investment control over 66% of any securities of the Company owned by Granite.

(4)
Jared Stamell is the Vice President, Secretary, Treasurer, and a director of the Company. Mr. Stamell beneficially owns 24% and 100% of the issued and outstanding common stock owned of record by Granite and Stamell & Schager, LLP, respectively, and therefore may be deemed to have voting and investment control over 24% of the Company's securities owned by Granite and 100% of the Company’s securities owned by Stamell & Schager, LLP.

(5)
Nikhil Shah beneficially owns 10% of the issued and outstanding common stock owned of record by Granite and therefore may be deemed to have voting and investment control over 10% of the Company's securities owned by Granite.

(6)	Includes the 6,600,000 shares of common stock owned of record by Granite and the 363,757 shares of common stock owned of record by Stamell & Schager, LLP.

DESCRIPTION OF SECURITIES

The following description of our capital stock being registered herein is a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are included as Exhibits 3.2 and 3.3, respectively, hereto.

General

We are authorized by our Certificate of Incorporation to issue an aggregate of 110,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $.0001 per share and 10,000,000 are shares of preferred stock, par value $.0001 per share. As of July 15, 2013, 40,516,011 shares of our common stock and zero shares of our preferred stock were issued and outstanding. As of July 15, 2013, there were 63 holders of record of our common stock.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Debt Securities

None.

Warrants

The following warrants to purchase the Company’s common stock are outstanding as of March 29, 2013:

●
Warrants (the “Initial Investor Warrants”) to purchase 450,000 shares of the Company’s common stock are exercisable at a price of $5.00 (the “Exercise Price”) per share exercisable any time following the date of issuance until 5:00 p.m. Eastern time on the third anniversary of the issue date thereof;

●
Warrants (the “Subsequent Investor Warrants”) to purchase 100,000 shares of the Company’s common stock are exercisable at the Exercise Price per share exercisable any time following the date of issuance until 5:00 p.m. Eastern time on the fourth anniversary of the issue date thereof; and

●
Warrants (the “Additional Investor Warrants” and together with the Initial Investor Warrants and the Subsequent Investor Warrants, the “AVRA Warrants”) to purchase 400,000 shares of the Company’s common stock are exercisable at the Exercise Price per share exercisable any time following the date of issuance until 5:00 p.m. Eastern time on the second anniversary of the issue date thereof.

The shares of common stock underlying the AVRA Warrants are subject to piggyback registration rights as further described in the AVRA Warrants. As of July 15, 2013 there were outstanding AVRA Warrants to purchase 950,000 shares of the Company’s common stock.

Shares Eligible for Future Sale

As of July 15, 2013, we had 40,516,011 shares of our common stock issued and outstanding. Prior to the effectiveness of the registration statement of which this prospectus is a part, all of these shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Pursuant to the registration statement of which this prospectus forms a part, we are registering the sale of a maximum of shares of our common stock. Our currently outstanding 40,516,011 shares plus any shares sold under the registration statement to our affiliates will remain restricted securities subject to the resale restrictions under Rule 144.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for resale of securities issued by any shell companies (other than business combination-related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, none of our stockholders is currently able to sell shares of our common stock in reliance on Rule 144. Assuming we continue to meet the requirements set forth above, Rule 144 will become available to our stockholders one year after the date we file the information required in SEC Form 10. Our stockholders may currently sell their shares of our common stock only pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to another exemption from registration.

Provisions that may Delay, Defer or Prevent a Change in Control

As described above, our Certificate of Incorporation allows us to issue additional shares of common stock and preferred stock without the approval of our stockholders.  Furthermore, Article I, Section 7 of our bylaws states that annual or special meetings of our stockholders may be called only by our directors or by an officer instructed to call the meeting by our directors.  Either of these provisions could be used to delay, defer or prevent a change in control.  For example, if a tender offer were launched for over 50% of our outstanding common stock, our board of directors could authorize the issuance of preferred stock with conversion privileges that could make it impossible for the tender offer to succeed.  Likewise, stockholders would have no right to call a special meeting if they wished to remove the directors unless the board of directors called the meeting or instructed one of our officers to do so.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We did not hire any expert or counsel on a contingent basis who will receive a direct or indirect interest in the Company or who was a promoter, underwriter, voting trustee, director, officer, or employee of the Company. Richardson & Patel LLP, New York, New York, our legal counsel, will provide an opinion regarding certain legal matters in connection with this offering of our securities.

EXPERTS

The financial statements included in this prospectus and registration statement have been either audited or reviewed by Raich Ende Malter & Company LLP, our independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Delaware law and the Company’s Certificate of Incorporation and Bylaws may permit indemnification for liabilities under the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.             Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be borne by us. All amounts are estimates, except the SEC registration fee.

SEC Registration Fee	$2,318
FINRA Public Filing Fee	2,550
Accounting Fees	5,000
Legal Fees	135,000
Miscellaneous	10,000
Total	$154,868

Item 14.             Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15.              Recent Sales of Unregistered Securities.

The following summarizes all sales of unregistered securities by us within the past three years:

On September 16, 2011, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which the Company issued and sold an aggregate of 2,500,000 shares of the common stock, par value $0.0001 per share (the "Common Stock") of the Company to Granite Investor Group, Inc. ("Granite") for an aggregate purchase price equal to $25,000. The proceeds from the sale were used to repurchase an aggregate of 2,500,000 shares of the Company's Common Stock from John W. Branch, the Company's former Secretary and Richard F. Beston, Jr., the Company's former President and sole director immediately prior to the transaction, for an aggregate repurchase price equal to $25,000, pursuant to the terms and conditions of a repurchase agreement, dated September 16, 2011 (the "Repurchase Agreement").

The Company filed a Form D with the SEC on October 22, 2012 (the “October Form D”) covering a sale of up to an aggregate of $2,684 in common stock. As of March 31, 2013, we had issued a total of 11,509,754 shares of common stock under that offering at a per share price of $0.0001 (the “Private Placement”) to 44 purchasers (including Barry Cohen, our Chief Executive Officer, President and a director, Stamell & Schager, LLP, an affiliate of Jared Stamell, our Vice President, Secretary, Treasurer, and a director, and Granite, who purchased 175,000, 363,757 and 2,500,000 shares, respectively) all of whom are stockholders in an affiliated entity (the "Original Avra”) of the Company pursuant to those certain Securities Purchase Agreements (the “December Purchase Agreements”) for consideration equal to (1) an aggregate cash purchase price equal to approximately $1,151 and (2) for the purpose of satisfying the intent of the investment by each such purchaser in the Original Avra. This issuance is the only private placement made pursuant to the October Form D. Our issuance of the shares of common stock in the Private Placement was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated thereunder.

In addition, the Company has completed the following sales of securities each of which were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and the rules promulgated thereunder.

On July 30, 2012, the Company issued 22,500,000 shares of common stock to its then sole shareholder at par value.

On August 21, 2012, we entered into a common stock purchase agreement with HeartWare, Inc., a Delaware corporation ("HeartWare"), pursuant to which we issued and sold to HeartWare an aggregate of 329,604 shares of common stock for an aggregate purchase price equal to $1,000,000. The proceeds from the sale were paid on August 22, 2012.

In November and December 2012, the Company issued and sold an aggregate of 180,920 shares of common stock to accredited investors for an aggregate purchase price equal to $550,000 pursuant to the terms and conditions of a securities purchase agreement, dated December 31, 2012 (the “Subsequent Purchase Agreement”).

On December 19, 2012, we sold (1) an aggregate of 50,000 shares of common stock and (2) a four-year redeemable warrant (the “Warrant”) to purchase 50,000 shares of common stock, exercisable at an exercise price of $5.00 per share to an accredited investor for an aggregate purchase price equal to $150,000 pursuant to the terms and conditions of a securities purchase agreement, dated December 19, 2012 (the “Initial Purchase Agreement”).

On January 31, 2013, the Company issued and sold an aggregate of 350,000 shares of common stock and issued (1) warrants for 100,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2016 and (2) warrants to purchase 400,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2015 to three accredited investors, including Dr. Sudhir Srivastava, our former President, at a per share price equal to $0.0001 for aggregate gross proceeds of $35.00 pursuant to the terms and conditions of a securities purchase agreement, dated January 31, 2013 substantially in the form of the Initial Purchase Agreement.

On February 20, 2013, the Company issued and sold an aggregate of 633,597 shares of common stock to eleven accredited investors at a price equal to $1.50 per share for aggregate gross proceeds of $950,400 pursuant to the terms and conditions of those certain Securities Purchase Agreements, dated February 20, 2013 (the “February Purchase Agreements”).

On March 12, 2013, the Company issued and sold an aggregate of 117,371 shares of common stock to an accredited investor at a price equal to $2.13 per share and a warrant to for aggregate gross proceeds of $250,000 pursuant to the terms and conditions of those certain Securities Purchase Agreements, dated March 12, 2013 (the “March Purchase Agreement”).

On March 25, 2013, the Company issued and sold (i) an additional 590,500 shares of common stock to three accredited investors at a price per share equal to $0.0001 and a warrant to purchase 400,000 shares of common stock, exercisable at an exercise price of $5.00 per share and expiring on December 31, 2015 to one of the investors pursuant to certain Securities Purchase Agreements substantially in the form of the December Purchase Agreements for aggregate gross proceeds of approximately $59.05; (ii) an additional 16,666 to an accredited investor at a price per share equal to $1.50 pursuant to a certain Securities Purchase Agreement substantially in the form of the February Purchase Agreement for aggregate gross proceeds of approximately $25,000; and (iii) an additional 234,742 shares of common stock to an accredited investor at a price per share equal $2.13 pursuant to a certain Securities Purchase Agreement substantially in the form of the March Purchase Agreement for aggregate gross proceeds of approximately $500,000.

No brokers or finders were used and no commissions or other fees have been paid by the Company in connection with the sale of securities described above.

Each of the above-referenced investors represented to us, as applicable, in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of the foregoing securities were made without any form of general solicitation or advertising and all of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16.              Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit
No.	Description	Incorporation by Reference
		Form	Exhibit	Filing Date

3.1	Certificate of Ownership and Merger filed with the Office of Secretary of State of Delaware on August 3, 2012	8-K	3.1	08/07/2011

3.2	Certificate of Incorporation	10-SB		11/22/2006

3.3	Bylaws	10-SB		11/22/2006

-----	---

5.1	Form of Opinion of Richardson & Patel LLP**

-----	---

10.1	Securities Purchase Agreement, dated September 16, 2011	8-K	10.1	09/22/2011

10.2	Repurchase Agreement, dated September 16, 2011	8-K	10.2	09/22/2011

10.3	Initial Purchase Agreement, dated December 19, 2012	8-K	10.1	01/07/2012

10.4	Form of December Purchase Agreement, dated December 31, 2012	8-K	10.3	01/07/2012

10.5	Form of Subsequent Purchase Agreement, dated December 31, 2012	8-K	10.4	01/07/2012

10.6	Form of Warrant	8-K	10.2	01/07/2012

10.7	Development and Manufacturing Agreement, dated October 22, 2012	8-K	10.3	11/30/2012

10.8	Form of Employment Agreement with, Stephan Sagolla, dated August 2, 2012	8-K	10.1	8/07/2012

10.9	Form of Employment Agreement with Bernd Gombert, dated October 5, 2012	8-K	10.4	11/30/2012

10.10	Escrow Agency Agreement**

-----	---

23.1	Consent of Raich Ende Malter & Company LLP*

23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)**

-----	---

99.1	Form of Subscription Agreement*

-----	---

* Filed herewith.
** To be filed by amendment.

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Balance Sheets as of December 31, 2012 and 2011	F-3
Statements of Operations for the Years Ended December 31, 2012 and 2011, and for the Period from August 29, 2006 (Inception) through December 31, 2012	F-4
Statements of Comprehensive Loss for the Years Ended December 31, 2012 and 2011, and for the Period from August 29, 2006 (Inception) through December 31, 2012	F-5
Statements of Stockholders’ Equity (Deficiency) for the Period from August 29, 2006 (Inception) through December 31, 2012	F-6
Statements of Cash Flows for the Years Ended December 31, 2012 and 2011, and for the Period from August 29, 2006 (Inception) through December 31, 2012	F-7
Notes to Consolidated Financial Statements	F-8 to F-16
Balance Sheets as of March 31, 2013 (Unaudited) and December 31, 2012	F-17
Statements of Operations (Unaudited) for the Three Months Ended March 31, 2013 and 2012, and for the Period from August 29, 2006 (Inception) through March 31, 2013	F-18
Statements of Comprehensive Loss (Unaudited) for the Three Months Ended March 31, 2013 and 2012, and for the Period from August 29, 2006 (Inception) through March 31, 2013	F-19
Statements of Stockholders’ Equity (Deficiency) for the Period August 29, 2006 (Inception) through March 31, 2013 (Unaudited)	F-20
Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2013 and 2012 and for the Period August 29, 2006 (Inception) through March 31, 2013	F-21

Notes to Consolidated Financial Statements	F-22 to F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
AVRA Surgical Robotics, Inc.
New York, NY

We have audited the accompanying consolidated balance sheets of AVRA Surgical Robotics, Inc. and subsidiary  (a development stage company) (the “Company”) as of December 31, 2012, and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity/(deficiency), and cash flows for each of the years in the two-year period ended December 31, 2012, and the cumulative period August 29, 2006 (inception) through December 31, 2012. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AVRA Surgical Robotics, Inc. and subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2012, and the cumulative period August 29, 2006 (inception) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company is in the development stage and has incurred net losses from inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
New York, New York
April 1, 2013

AVRA SURGICAL ROBOTICS, INC. (A Development Stage Company) CONSOLIDATED BALANCE SHEETS

	Year Ended December 31, 2012	Year Ended December 31, 2011

Assets
Current Assets
Cash	$406,565	$-
Prepaid expenses	10,000	-
VAT refund receivable	94,551	-
Total Current Assets	511,116	-

Property and Equipment
Machinery and equipment, net of accumulated depreciation of $10,637 for 2012	190,249	-

Other Assets
Security deposit	10,493	-
Patents, net of accumulated amortization of $1,174 for 2012	139,651	-
Total Other Assets	150,144	-

Total Assets	$851,509	$-

Liabilities and Stockholders' Equity/(Deficiency)
Current Liabilities
Accounts payable and accrued expenses	$1,808,049	$-
Loan payable - affiliate	1,487,780
Loan payable - stockholder	34,832	-
Total Current Liabilities	3,330,661	-

Long Term Liabilities
Loan payable - stockholder		10,308
Total Long Term Liabilities	-	10,308

Total Liabilities	3,330,661	10,308

Commitments and Contingencies	-	-

Stockholders' Equity/(Deficiency)
Preferred stock, $.0001 par value; 10,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares
authorized; 38,479,238 and 2,500,000 shares, respectively, issued and outstanding	3,848	250
Additional paid-in capital	4,873,177	173,433
Deficit accumulated during the development stage	(6,730,018)	(183,991)
Accumulated other comprehensive (loss)	(48,283)

Controlling interest	(1,901,276)	(10,308)

Noncontrolling interest	(577,876)	-

Total Stockholders’ Deficiency	(2,479,152)	(10,308)

Total Liabilities and Stockholders' Equity/(Deficiency)	$851,509	$-

See notes to consolidated financial statements.

AVRA SURGICAL ROBOTICS, INC. (A Development Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period August 29, 2006 (Inception)Through December 31, 2012
Revenues	$-	$-	$-
Expenses:
Research and development	2,697,292	-	2,697,292
General and administrative expenses	4,421,004	29,930	4,592,778
(Loss) before other income/expenses	(7,118,296)	(29,930)	(7,290,070)

Other (income)	-	(4,056)	(4,056)
Interest expense	-	3,229	16,273
(Loss)before (benefit) from income taxes	(7,118,296)	(29,103)	(7,302,287)
Benefit from income taxes	-	-	-
Net (Loss)	(7,118,296)	(29,103)	(7,302,287)
Less: Net (loss) attributable to noncontrolling interests	572,269	-	572,269
Net (Loss) Attributable to AVRA Surgical Robotics, Inc.	$(6,546,027)	$(29,103)	$(6,730,018)
Basic and Diluted (Loss) Per Share	$(0.54)	$(0.01)

Weighted Average Number of Common Shares Outstanding	12,194,935	2,500,000

See notes to consolidated financial statements.

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period August 29, 2006 (Inception) Through December 31, 2012

Net (loss)	$(7,118,296)	$(29,103)	$(7,302,287)

Foreign currency translation adjustments	(60,354)	-	(60,354)

Comprehensive (loss)	(7,178,650)	(29,103)	(7,362,641)

Less: comprehensive (loss) attributable to noncontrolling interests	(584,340)	-	(584,340)

Comprehensive (loss) attributable to AVRA Surgical Robotics, Inc.	$(6,594,310)	$(29,103)	$(6,778,301)

See notes to consolidated financial statements.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Consolidated Statements of Stockholders’ Equity/(Deficiency)
For the Period August 29, 2006 (Inception) Through December 31, 2012

	Common Stock		Subscription	Additional Paid-In	Deficit Accumulated During the Development	Accumulated Other Comprehensive	Noncontrolling	Total Equity/
	Shares	Amount	Receivable	Capital	Stage	(Loss)	Interests	(Deficiency)

August 29, 2006 - common stock subscription	2,500,000	$250	$(250)	$-	$-	$-	$-	$-
August 31, 2006 – contributed capital	-	-	250	29,750	-	-	-	30,000
Net (Loss)	-	-	-	-	(28,511)	-	-	(28,511)

Balance at December 31, 2006	2,500,000	250	-	29,750	(28,511)	-	-	1,489
Net (Loss)	-	-	-	-	(34,932)	-	-	(34,932)

Balance at December 31, 2007	2,500,000	250		29,750	(63,443)	-	-	(33,443)
Net (Loss)	-	-	-	-	(30,801)	-	-	(30,801)

Balance at December 31, 2008	2,500,000	250	-	29,750	(94,244)	-	-	(64,244)
Net (Loss)	-	-	-	-	(29,912)	-	-	(29,912)

Balance at December 31, 2009	2,500,000	250		29,750	(124,156)	-	-	(94,156)
Net (Loss)	-	-	-	-	(30,732)	-	-	(30,732)

Balance at December 31, 2010	2,500,000	250	-	29,750	(154,888)	-	-	(124,888)
September 16, 2011- Conversion of Loans Payable and Related Accrued Interest to Additional Paid-In Capital	-	-	-	143,683	-	-	-	143,683

September 16, 2011-Sale of Common Stock	2,500,000	250	-	24,750	-	-	-	25,000
September 16, 2011-Purchase of Common Stock	(2,500,000)	(250)	-	(24,750)	-	-	-	(25,000)
Net (loss)	-	-	-	-	(29,103)	-	-	(29,103)

Balance at December 31, 2011	2,500,000	250	-	173,433	(183,991)	-	-	(10,308)
Common stock issuance - founders	33,419,254	3,342	-	-	-	-	-	3,342
Sale of stock in subsidiary to related parties	-	-	-	-	-	-	6,464	6,464
Stock based compensation - employees	2,000,000	200	-	2,999,800	-	-	-	3,000,000
Common stock issuance - cash	559,984	56	-	1,699,944	-	-	-	1,700,000
Net (loss)	-	-	-	-	(6,546,027)	-	(572,269)	(7,118,296)
Foreign Currency Translation	-	-	-	-	-	(48,283)	(12,071)	(60,354)

Balance at December 31,2012	38,479,238	$3,848	$-	$4,873,177	$(6,730,018)	$(48,283)	$(577,876)	$(2,479,152)

See notes to consolidated financial statements.

AVRA SURGICAL ROBOTICS, INC. (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period August 29, 2006 (Inception) Through December 31, 2012
Cash Flows from Operating Activities
Net (loss)	$(7,118,296)	$(29,103)	$(7,302,287)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Stock based compensation expense	3,000,000	-	3,000,000
Depreciation	10,637	-	10,637
Amortization	1,174	-	1,174
Changes in operating assets and liabilities:
Increase in prepaid expenses	(10,000)	-	(10,000)
(Increase) in VAT refund receivable	(94,551)	-	(94,551)
Increase (decrease) in accounts payable			-
and accrued expenses	1,808,049	(400)	1,808,049
Increase in accrued interest payable	-	3,229	16,273

Net cash (used in) operating activities	(2,402,987)	(26,274)	(2,570,705)

Cash Flows from Investing Activities
Purchase of machinery and equipment	(200,886)	-	(200,886)
Security deposits	(10,493)	-	(10,493)
Patent costs incurred	(140,825)	-	(140,825)

Net cash (used in) investing activities	(352,204)	-	(352,204)

Cash Flows from Financing Activities
Professional fees paid by related party on behalf of the company	-	7,500	7,500
Proceeds from issuance of common stock	1,701,092	25,000	1,756,092
Proceeds from sale of shares in subsidiary	6,464	-	6,464
Redemption of common stock	-	(25,000)	(25,000)
Proceeds from affiliate loans	1,487,780	-	1,487,780
Proceeds from stockholder loans	26,774	18,708	156,992

Net cash provided by financing activities	3,222,110	26,208	3,389,828

Effect of exchange rate changes on cash	(60,354)	-	(60,354)

Net increase (decrease) in cash	406,565	(66)	406,565

Cash at beginning of period	-	66	-

Cash at end of period	$406,565	$-	$406,565

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Non-cash Financing Activities:
Conversion of loan payable - stockholder to common stock	$2,250	$-	$2,250
Conversion of loans payable - stockholders and related accrued interest to additional paid-in capital	-	136,183	136,183
Conversion of loans payable - related party to additional paid-in capital	-	7,500	7,500

	$2,250	$143,683	$145,933

See notes to consolidated financial statements.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 1 -
ORGANIZATION AND BUSINESS:

AVRA Surgical Robotics, Inc. ("AVRA Robotics" or the "Company"), including its 80% owned subsidiary MIS-Robotics GmbH (“MIS”), is a Development Stage Company.  As of December 31, 2012, the Company has not generated any revenues from the development of its products and is therefore still considered to be a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. The Company is devoting substantially all of its present efforts to design and manufacture commercially viable surgical robotic systems. All losses accumulated since incorporation on August 29, 2006 have been considered as part of the Company's development stage activities.

NOTE 2 -
BASIS FOR PRESENTATION FOR  FINANCIAL STATEMENTS:

The accompanying consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The Company is a development-stage enterprise devoting substantial efforts to raising capital, and research and development into products which may become part of the Company’s product portfolio. The Company has not realized any sales through December 31, 2012. A development stage company is defined as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

NOTE 3 -
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:
The consolidated financial statements include the accounts of AVRA Surgical Robotics, Inc. and its 80% owned subsidiary MIS-Robotics GmbH. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 3 -
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Cash Equivalents:
The Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. There are no cash equivalents at the balance sheet dates.

Income Taxes:
The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized.  The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

Loss per Common Share:
Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive. As of December 31, 2012, common stock equivalents consisted of warrants convertible into 50,000 shares of common stock.

Machinery and Equipment:
Property and equipment are stated at cost and depreciated on a straight line basis over the estimated lives of the respective assets.  The useful lives for tangible assets range from three to ten years.

Patents:
Patents are stated at cost and depreciated on a straight line basis over the estimated lives of the respective assets.  The useful lives for patents are estimated to be twenty years from the filing date.

Research and Development Costs:
Costs related to research, design and development of products are charged to research and development expense as incurred. The costs include direct salary costs for research and development personnel, costs for materials used in research and development activities and costs for outside services.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 3-
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Foreign Currency Translation:
The Company accounts for foreign currency translation pursuant to Accounting Standards Codification ("ASC") Topic 830 “Foreign Currency Matters”. The functional currency of the Company’s subsidiary, MIS, is the Euro. Under ASC Topic 830, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period.

Software Development Costs:
Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when the verification and validation testing is complete, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

Stock Compensation Expense:
The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Accounting Standards Codification ("ASC") Topic 505, “Equity”.  Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505.  See Note 6

Concentration of Credit Risk:
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company’s cash is held in demand accounts at large financial institutions (of which $39,704 was held in a German bank). On occasion, deposits are in excess of insured limits. The Company has not experienced any historical losses on its deposits of cash and cash equivalents.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 4 -
RECENT ACCOUNTING PRONOUNCEMENTS:

In 2012 "the Company" adopted the provisions of Accounting Standards Update (ASU) 2011−05, “Presentation of Comprehensive Income” (ASU 2011−05) that requires presentation of all non−owner changes in equity in one continuous statement of comprehensive loss or in two separate but consecutive statements. The Company elected to provide a separate statement of comprehensive income for all periods presented. The amendments in this update do not change the items that must be reported in other comprehensive income (OCI) or when an OCI item must be reclassified to net income. The adoption of ASU 2011−05 did not affect our consolidated statements of financial position, results of operations and cash flows.

ASU 2011−05 was modified in December 2011 by the issuance of ASU 2011−12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011−05.” This update indefinitely defers certain provisions of ASU 2011−05 that require the disclosure of the amount of reclassifications of items from OCI to net income by component of net income and by component of OCI.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 5 -
GOING CONCERN:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage entity and has incurred a cumulative net loss from inception of approximately $7,302,287 and has a stockholders’ deficiency of $2,479,152 which, among other factors, raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from the sale of stock, receive additional loans from its majority stockholder, and ultimately, income from operations. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 6 -
COMMON STOCK:

The Company is authorized to issue one hundred million (100,000,000) shares of common stock. On August 29, 2006 the Company sold two million five hundred thousand (2,500,000) shares of common stock to two investors for $250, which was paid on August 31, 2006.

On July 30, 2012, the Company’s sole shareholder converted $2,250 of the loan payable – stockholder to common stock at par value.

On August 22, 2012 the Company sold 329,064 shares of common stock to one investor for $1,000,000.

On December 19, 2012, the Company sold 50,000 shares of common stock and a four-year redeemable warrant to purchase 50,000 shares of common stock, exercisable at an exercise price of $5.00 per share to an investor for $150,000.

During November and December, 2012, the Company sold 180,920 shares of common stock to three investors for an aggregate purchase price equal to $550,000.

On December 31, 2012, the Company sold 10,919,254 shares to 41 investors, including Barry Cohen, the Chief Executive Officer and a director, Stamell & Schager, LLP, an affiliate of Jared Stamell, the Vice President, Secretary, Treasurer, and a director, and Granite at a per share purchase price equal to $0.0001 par value.

On December 31, 2012, the Company issued 1,000,000 shares to each Bernd Gombert, the Company’s then Chief Scientist and Technical Officer (the “CSTO”) and Stephan Sagolla, the Company’s then Chief Executive Officer (the “CEO”). The estimated value of the shares at the date of issuance was $1.50 per share and accordingly compensation expense of $3,000,000 has been charged to operations for the year ended December 31, 2012.

NOTE 7 -
PREFERRED STOCK:

The Company is authorized to issue ten million (10,000,000) shares of $.0001 par value preferred stock with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company.

NOTE 8 -
WARRANTS:

On December 19, 2012, the Company issued a warrant for 50,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 19, 2016. The warrant was outstanding at December 31, 2012.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 9 -
RELATED PARTY TRANSACTIONS:

Agreement with Affiliated Company:

On October 22, 2012, MIS entered into a joint development and manufacturing agreement (the "Agreement") with RG Mechatronics GmbH (“RGM”) whereby RGM will provide to MIS all engineering services necessary to develop and manufacture robotic components and systems for medical applications, (collectively, the "Products"). The Company's former (as of March 1, 2013) CSTO is an officer and employee of RGM. The Agreement further provides that MIS will own all rights to intellectual property arising from RGM's performance under the Agreement, subject to RGM's nonexclusive, nontransferable, right in any area other than for medical purposes to exploit the intellectual property. The term of the Agreement is the longer of (i) two years from October 22, 2012 or (ii) for each Product development which commences within two years from October 22, 2012, upon completion of the Product.

As part of the Agreement, MIS and RGM established a joint development committee ("JDC") with a representative from each party.  On October 23, 2012, the JDC met and agreed to (i) performance and design specifications of the Products, (ii) the budget for development of the Products, and (iii) the timeline for developing the Products.

Accounts payable includes $864,128 due to RGM under the Agreement. For the year ended December 31, 2012, the Company incurred $2,697,292 of research and development expenses with RGM, all of which has been charged to operations.

Loan payable to affiliate ($1,487,780) and loan payable to stockholder ($34,832) represent amounts due to AVRA Surgical, Inc., and Granite Investor Group, Inc. respectively, each company majority owned by two of the Company’s officers and directors. The amounts represent advances to the Company to fund initial research and development expenses incurred under the Agreement between MIS and RGM. These amounts are unsecured, non-interest bearing and have no stipulated repayment terms.

Professional Fees:

On May 16, 2011, the Company entered into an agreement with Granite Investor Group, Inc. (“Granite”), that provided Granite, or an affiliate of Granite, with an option to purchase such number of common shares of the Company as shall be required to obtain control of the Company for an aggregate purchase price of $25,000, which would be used by the Company to repurchase the shares of common stock currently issued and outstanding.  In accordance with the agreement, Granite agreed to reimburse the Company for expenses incurred after May 16, 2011, the date of the agreement, that relate to complying with reporting obligations pursuant to the Securities Exchange Act of 1934. Prior to the exercise of the option, Granite reimbursed the company a total of $4,056 which is reported as other income during the year ended December 31, 2011.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 9 -
RELATED PARTY TRANSACTIONS (CONTINUED):

One of the Company’s directors is also a partner of the legal firm used for much of the Company’s legal services.  For the years ended December 31, 2012 and 2011, legal fees incurred with the firm totaled $516,204 and $0, respectively.  As of December 31, 2012, such fees have not been paid and are reflected on the consolidated balance sheet as accounts payable and accrued expenses.

The Company entered into separate individual employment agreements with the CEO and CSTO, each with a term of five (5) years ending on August 1, 2017 and an annual base salary of approximately $390,000. In addition, the Company will pay pension and other benefits as well as reimbursement of business expenses. During 2013, the CSTO terminated his employment agreement with the Company and resigned as an officer.

NOTE 10 -
SUBSEQUENT EVENTS:

On January 31, 2013, the Company sold to three investors, including the Company’s then President, 350,000 shares of common stock at par and issued a warrant for 100,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2016 and a warrant to purchase 400,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2015.

On February 12, 2013, the Company filed a Registration Statement with the SEC providing for the registration of up to $17,000,000 (net of $15,150,000 after expenses) of common stock to be offered to public stockholders. The filing can be referenced at www.sec.gov.  The number of shares to be issued is at present undetermined. The proceeds from the offering are expected to be used for research and development of the Company’s surgical robotic system as well as general and administrative expenses.

On February 20, 2013, the Company sold 633,597 shares of common stock to eleven investors for $950,394.50. On March 12, 2013, the Company sold 117,371 shares of common stock to an investor for $250,000.

On March 25, 2013, the Company sold (i) 234,742 shares of common stock to an investor for $500,000; (ii) 16,666 shares to an investor for $25,000; and  (iii) 590,500 shares of common stock to three investors at par and a warrant to purchase 400,000 shares of common stock, exercisable at an exercise price of $5.00 per share expiring on December 31, 2015 to one of the investors.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 11 -
LEASE COMMITMENT:

The Company’s subsidiary leases its office premises in Seefeld, Germany from a company owned by the CSTO under a three-year agreement commencing August 1, 2012 at a monthly rate of approximately $3,000, plus 19% V.A.T. The Company is liable for maintenance, insurance and taxes. The lease may be extended for one year. Rent expense for the year ended December 31, 2012 was approximately $15,000.

The Company occupies its New York Offices, without cost, from the law firm of which the Secretary and Treasurer is a partner. The Company estimates this cost to be immaterial.

NOTE 12 -
INCOME TAXES:

At December 31, 2012, the Company had available approximately $4,441,000 of net operating loss carry-forwards for U.S. income tax purposes which expire in 2032. In addition, the Company’s subsidiary has German net operating loss carry forwards of approximately $2,861,000, with no expiration date.

The Company’s deferred tax assets at December 31, 2012 and 2011, based on net operating loss carry forwards, are approximately $2,475,000 and $55,000, respectively, with a valuation allowance in the same amount.

Actual income tax/(benefit) differs from the expected tax /(benefit) computed by applying the U.S federal corporate rate of 34% to income/(loss) before income taxes as follows:

	For the years ended
	December 31,
	2012	2011

Computed expected tax benefit	$(2,420,000)	$(11,000)
Change in valuation allowance	2,420,000	11,000

	$-0-	$-0-

Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these loss carry forwards as valuation allowances have been established for any such benefits.  The increase in the valuation allowance was the result of increases in the net operating losses discussed above.  Therefore, the Company’s provision for income taxes is $0 for the years ended December 31, 2012 and 2011.

AVRA SURGICAL ROBOTICS, INC.
 (A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2012

NOTE 12 -
INCOME TAXES (CONTINUED):

At December 31, 2012 and 2011, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.  The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months.  The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense.  At December 31, 2012 and 2011, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations.  The Company currently has no federal or state tax examinations in progress nor has it had any federal or state examinations since its inception. The 2009 through 2012 tax years generally remain subject to examination by federal and state tax authorities.

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	Unaudited
Assets
Current Assets
Cash	$540,850	$406,565
Prepaid expenses	139,116	10,000
VAT refund receivable	97,965	94,551
Total Current Assets	777,931	511,116

Property and Equipment
Machinery and equipment, net of accumulated depreciation of $21,274 and $10,637, respectively	174,974	190,249

Other Assets
Security deposit	10,493	10,493
Patents, net of accumulated amortization of $2,348 and $1,174, respectively	222,234	139,651
Total Other Assets	232,727	150,144

Total Assets	$1,185,632	$851,509

Liabilities and Stockholders' Equity/(Deficiency)
Current Liabilities
Accounts payable and accrued expenses	$2,564,982	$1,808,049
Loan payable - affiliate	1,632,349	$1,487,780
Loan payable - stockholder	34,738	34,832
Total Current Liabilities	4,232,069	3,330,661

Total Liabilities	4,232,069	3,330,661

Commitments and Contingencies	-	-

Stockholders' Equity/(Deficiency)
Preferred stock, $.0001 par value; 10,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares
authorized; 40,422,114 and 38,479,238 shares, issued and outstanding, respectively	4,042	3,848
Additional paid-in capital	6,784,092	4,873,177
Deficit accumulated during the development stage	(8,899,907)	(6,730,018)
Accumulated other comprehensive (loss)	(40,651)	(48,283)

Controlling interest	(2,152,424)	(1,901,276)

Noncontrolling interests	(894,013)	(577,876)

Total Stockholders' Equity/(Deficiency)	(3,046,437)	(2,479,152)

Total Liabilities and Stockholders' Equity/(Deficiency)	$1,185,632	$851,509

See Notes to Consolidated Financial Statements

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012	For the Period August 29, 2006 (Inception) Through March 31, 2013
Revenues	$-	$-	$-
Expenses:
Research and development	1,428,119	-	4,125,411
General and administrative expenses	1,059,815	13,932	5,652,593
(Loss) before other income/expenses	(2,487,934)	(13,932)	(9,778,004)

Other (income)	-	-	(4,056)
Interest expense	-	-	16,273
(Loss)before (benefit) from income taxes	(2,487,934)	(13,932)	(9,790.221)
Benefit from income taxes	-	-	-
Net (Loss)	$(2,487,934)	$(13,932)	(9,790,221)
Less: Net (loss) attributable to noncontrolling interests	(318,045)	-	(890,314)
Net (Loss) Attributable to AVRA Surgical Robotics, Inc.	$(2,169,889)	$(13,932)	$(8,899,907)
Basic and Diluted (Loss) Per Share	$(0.12)	$(0.01)

Weighted Average Number of Common Shares Outstanding	17,483,363	2,500,000

See Notes to Consolidated Financial Statements

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
Unaudited

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012	For the Period August 29, 2006 (Inception) Through March 31, 2013

Net (loss)	$(2,487,934)	$(13,932)	$(9,790,221)

Foreign currency translation adjustments	9,540	-	(50,814)

Comprehensive (loss)	(2,478,394)	(13,932)	(9,841,035)

Less: comprehensive (loss) attributable to noncontrolling interests	(316,137)	-	(900,477)

Comprehensive (loss) attributable to AVRA Surgical Robotics, Inc.	$(2,162,257)	$(13,932)	(8,940,558)

See Notes to Consolidated Financial Statements

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY/(DEFICIENCY)
For the Period August 29, 2006 (Inception) Through March 31, 2013

	Common Stock		Subscription	Additional Paid-In	Deficit Accumulated During the Development	Accumulated Other Comprehensive	Noncontrolling	Total Equity/
	Shares	Amount	Receivable	Capital	Stage	(Loss)	Interests	(Deficiency)

August 29, 2006 - common stock subscription	2,500,000	$250	$(250)	$-	$-	$-	$-	$-
August 31, 2006 – contributed capital	-	-	250	29,750	-	-	-	30,000
Net (Loss)	-	-	-	-	(28,511)	-	-	(28,511)

Balance at December 31, 2006	2,500,000	250	-	29,750	(28,511)	-	-	1,489
Net (Loss)	-	-	-	-	(34,932)	-	-	(34,932)

Balance at December 31, 2007	2,500,000	250		29,750	(63,443)	-	-	(33,443)
Net (Loss)	-	-	-	-	(30,801)	-	-	(30,801)

Balance at December 31, 2008	2,500,000	250	-	29,750	(94,244)	-	-	(64,244)
Net (Loss)	-	-	-	-	(29,912)	-	-	(29,912)

Balance at December 31, 2009	2,500,000	250		29,750	(124,156)	-	-	(94,156)
Net (Loss)	-	-	-	-	(30,732)	-	-	(30,732)

Balance at December 31, 2010	2,500,000	250	-	29,750	(154,888)	-	-	(124,888)
September 16, 2011- Conversion of Loans Payable and Related Accrued Interest to Additional Paid-In Capital	-	-	-	143,683	-	-	-	143,683

September 16, 2011-Sale of Common Stock	2,500,000	250	-	24,750	-	-	-	25,000
September 16, 2011-Purchase of Common Stock	(2,500,000)	(250)	-	(24,750)	-	-	-	(25,000)
Net (loss)	-	-	-	-	(29,103)	-	-	(29,103)

Balance at December 31, 2011	2,500,000	250	-	173,433	(183,991)	-	-	(10,308)
Common stock issuance - founders	33,419,254	3,342	-	-	-	-	-	3,342
Sale of stock in subsidiary to related parties	-	-	-	-	-	-	6,464	6,464
Stock based compensation - employees	2,000,000	200		2,999,800				3,000,000
Common stock issuance - cash	559,984	56	-	1,699,944	-	-	-	1,700,000
Net (loss)	-	-	-	-	(6,546,027)	-	(572,269)	(7,118,296)
Foreign Currency Translation	-	-	-	-	-	(48,283)	(12,071)	(60,354)

Balance at December 31,2012	38,479,238	3,848	-	4,873,177	(6,730,018)	(48,283)	(577,876)	(2,479,152)

Common stock issuance - cash	1,002,376	100	-	1,725,300	-	-	-	1,725,400
Common stock issuance - founders	940,500	94	-	-	-	-	-	94
Stock based compensation	-	-	-	185,615	-	-	-	185,615
Net (loss)	-	-	-	-	(2,169,889)		(318,045)	(2,487,934)
Foreign Currency Translation	-	-	-	-	-	7,632	1,908	9,540

Balance at March 31, 2013	40,422,114	$4,042		$6,784,092	$(8,899,907)	$(40,651)	$(894,013)	$(3,046,437)

See Notes to Consolidated Financial Statements

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012	For the Period August 29, 2006 (Inception) Through March 31, 2013
Cash Flows from Operating Activities
Net (loss)	$(2,487,934)	$(13,932)	$(9,790,221)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Stock based compensation expense	185,615	-	3,185,615
Depreciation	10,637	-	21,274
Amortization	1,174	-	2,348
Changes in operating assets and liabilities:
Increase in prepaid expenses	(129,116)	-	(139,116)
(Increase) in VAT refund receivable	(3,414)	-	(97,965)
Increase (decrease) in accounts payable and accrued expenses	756,933	3,000	2,564,982
Increase in accrued interest payable	-	-	16,273

Net cash (used in) operating activities	(1,666,105)	(10,932)	(4,236,810)

Cash Flows from Investing Activities
Purchase of Machinery and Equipment	4,638	-	(196,248)
Security deposits	-	-	(10,493)
Patent costs incurred	(83,757)	-	(224,582)
			-
Net cash (used in) investing activities	(79,119)	-	(431,323)

Cash Flows from Financing Activities
Professional fees paid by related party on behalf of the company	-	-	7,500
Proceeds from issuance of common stock	1,725,400	-	3,481,586
Proceeds from sale of shares in subsidiary	-	-	6,464
Redemption of common stock	-	-	(25,000)
Proceeds from affiliate loans	144,569		1,632,349
Proceeds from stockholder loans	-	10,932	156,898

Net cash provided by financing activities	1,869,969	10,932	5,259,797
			-
Effect of exchange rate changes on cash	9,540		(50,814)

Net increase in cash	134,285	-	540,850

Cash at beginning of period	406,565	-	-

Cash at end of period	$540,850	$-	$540,850

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Non-cash Financing Activities:
Conversion of loan payable - stockholder to common stock	$94	$-	$2,250
Conversion of loans payable - stockholders and related accrued interest to additional paid-in capital	-	-	136,183
Conversion of loans payable - related party to additional paid-in capital	-	-	7,500

	$94	$-	$145,933

See Notes to Consolidated Financial Statements

AVRA SURGICAL ROBOTICS, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2013

NOTE 1 - ORGANIZATION AND BUSINESS:

AVRA Surgical Robotics, Inc. ("AVRA Robotics" or the "Company"), including its 80% owned subsidiary MIS-Robotics GmbH (“MIS”), is a Development Stage Company. The Company's former Chief Executive Officer ("CEO") and former Chief Scientist and Technical Officer ("CSTO") own the remaining 20% of MIS equally. As of March 31, 2013, the Company has not generated any revenues from the development of its products and is therefore still considered to be a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. The Company is devoting substantially all of its present efforts to design and manufacture commercially viable surgical robotic systems. All losses accumulated since incorporation on August 29, 2006 have been considered as part of the Company's development stage activities.

NOTE 2 - BASIS FOR PRESENTATION FOR INTERIM FINANCIAL STATEMENT:

The accompanying Interim Financial Statements have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation and in accordance with the instructions to Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments for a fair statement of the results of operations and financial position for the interim period presented have been included. All such adjustments are of normal recurring nature. This financial information should be read in conjunction with the Financial Statements and notes thereon included in the Company’s form 10-K for the fiscal year ended December 31, 2012.

NOTE 3  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:
The consolidated financial statements include the accounts of AVRA Surgical Robotics, Inc. and its 80% owned subsidiary MIS. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Common Share:
Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive. As of March 31, 2013, common stock equivalents consisted of warrants convertible into 950,000 shares of common stock.

Patents:
Patents are stated at cost and depreciated on a straight line basis over the estimated lives of the respective assets.  The useful lives for patents are estimated to be twenty years from the filing date.

Research and Development Costs:
Costs related to research, design and development of products are charged to research and development expense as incurred. The costs include direct salary costs for research and development personnel, costs for materials used in research and development activities and costs for outside services.

NOTE 3  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Software Development Costs:
Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when the verification and validation testing is complete, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

Stock Compensation Expense:
The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Accounting Standards Codification ("ASC") Topic 505, “ Equity ”.  Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505.  See Note 8

Concentration of Credit Risk:
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company’s cash is held in demand accounts at large financial institutions (of which $140,624 was held in a German bank). On occasion, deposits are in excess of insured limits. The Company has not experienced any historical losses on its deposits of cash and cash equivalents.

Recent Accounting Pronouncements:

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 is effective for the Company in its first quarter of fiscal 2014 with earlier adoption permitted, which should be applied prospectively. The Company does not expect that adoption of this guidance during fiscal 2014 will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 4 -  GOING CONCERN:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage entity and has incurred a cumulative net loss from inception of  $9,790,221 and has a stockholders’ deficiency of $3,046,437 which, among other factors, raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from the sale of stock, receive additional loans from its affiliate, and ultimately, income from operations. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 5  -  COMMON STOCK:

The Company is authorized to issue one hundred million (100,000,000) shares of common stock. On August 29, 2006 the Company sold two million five hundred thousand (2,500,000) shares of common stock to two investors for $250, which was paid on August 31, 2006.

NOTE 5  -  COMMON STOCK (CONTINUED):

On January 31, 2013, the Company sold to three investors, including the Company’s then President, 350,000 shares of common stock at par and issued warrants for 100,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2016 to two of the investors and a warrant to purchase 400,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2015 to the Company’s then President.

On February 12, 2013, the Company filed a Registration Statement with the SEC providing for the registration of up to $17,000,000 (net of $15,150,000 after expenses) of common stock to be offered to public stockholders. The filing can be referenced at www.sec.gov.  The number of shares to be issued is at present undetermined. The proceeds from the offering are expected to be used for research and development of the Company’s surgical robotic system as well as general and administrative expenses.

On February 20, 2013, the Company sold 633,597 shares of common stock to eleven investors for $950,400.

On March 12, 2013, the Company sold 117,371 shares of common stock to an investor for $250,000.

On March 25, 2013, the Company sold (i) 234,742 shares of common stock to an investor for $500,000; (ii) 16,666 shares to an investor for $25,000; and  (iii) 590,500 shares of common stock to three investors at par and a warrant to purchase 400,000 shares of common stock, exercisable at an exercise price of $5.00 per share expiring on December 31, 2015 to one of the investors.

NOTE 6  -  PREFERRED STOCK:

The Company is authorized to issue ten million (10,000,000) shares of $.0001 par value preferred stock with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company.

NOTE 7  -  WARRANTS:

Warrant activity is as follows:

	Warrants outstanding	Weighted average exercise price	Weighted average remaining life

Balance, January 1, 2013	50,000	$5.00	3.75
Granted	900,000	$5.00	2.83
Exercised	-	-	-
Cancelled	-	-	-
Balance, March 31, 2013 (fully vested)	950,000	$5.00	2.88

On January 31, 2013, the Company issued warrants for 100,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 31, 2016 and a warrant for 400,000 shares of common stock with an exercise price of $5.00 per share, expiring on December 31, 2015. The warrants were outstanding at March 31, 2013.

On March 25, 2013, the Company issued a warrant for 400,000 shares of common stock with an exercise price of $5.00 per share and expiring on December 19, 2015. The warrant was outstanding at March 31, 2013.

NOTE 8  -  STOCK BASED COMPENSATION:

The Company uses the Black-Scholes pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The estimated grant date fair values of the employee stock options for the periods presented were calculated using the Black-Scholes valuation model, based on the following assumptions:

Three months ended March 31,
2013
Expected volatility	56%
Risk-free interest rate	0.4%-0.6%
Expected term (in years)	3 - 4
Expected dividend rate	0%

During the three months ended March 31, 2013 and 2012, stock-based compensation expense, reported as General and Administrative Expense, was $185,615 and $0 respectively.

NOTE 9  -  RELATED PARTY TRANSACTIONS:

Agreement with Affiliated Company:

On October 22, 2012, MIS entered into a joint development and manufacturing agreement (the "Agreement") with RG Mechatronics GmbH (“RGM”) whereby RGM will provide to MIS all engineering services necessary to develop and manufacture robotic components and systems for medical applications, (collectively, the "Products"). The Company's former (as of March 1, 2013) CSTO is an officer and employee of RGM. The Agreement further provides that MIS will own all rights to intellectual property arising from RGM's performance under the Agreement, subject to RGM's nonexclusive, nontransferable, right in any area other than for medical purposes to exploit the intellectual property.

The term of the Agreement is the longer of (i) two years from October 22, 2012 or (ii) for each Product development which commences within two years from October 22, 2012, upon completion of the Product.

As part of the Agreement, MIS and RGM established a joint development committee ("JDC") with a representative from each party.  On October 23, 2012, the JDC met and agreed to (i) performance and design specifications of the Products, (ii) the budget for development of the Products, and (iii) the timeline for developing the Products.

Accounts payable includes $1,260,790 due to RGM under the Agreement. These amounts together with prior payments are disputed. For the three months ended March 31, 2013, the Company incurred $1,428,119 of research and development expenses with RGM, all of which has been charged to operations.

On April 8, 2013, the Company, through MIS, notified RGM of its intention to terminate the Agreement, subject to certain legal formalities. On the same date, RGM provided the Company, through MIS, a notice of immediate termination of the Agreement for cause.

Loans Due to Affiliated Entities:

Loan payable to affiliate ($1,632,349) and loan payable to stockholder ($34,738) represent amounts due to AVRA Surgical, Inc., and Granite Investor Group, Inc. respectively, each company majority owned by two of the Company’s officers and directors. The amounts represent advances to the Company to fund initial research and development expenses incurred under the Agreement between MIS and RGM. These amounts are unsecured, non-interest bearing and have no stipulated repayment terms.

One of the Company’s directors is also a partner of the legal firm used for much of the Company’s legal services.  For the three months ended March 31, 2013, legal fees incurred with the firm totaled $331,805.  As of March 31, 2013, such fees have not been paid and are reflected on the consolidated balance sheet as accounts payable.

NOTE 9  -  RELATED PARTY TRANSACTIONS (CONTINUED):

Employment Agreements:

The Company entered into separate individual employment agreements with the CEO and CSTO, each with a term of five (5) years ending on August 1, 2017 and an annual base salary of approximately $390,000. In addition, the Company will pay pension and other benefits as well as reimbursement of business expenses.

Effective February 8, 2013 the CEO resigned from his position and was appointed Senior Vice President for Marketing with his employment agreement remaining otherwise in full force and effect and a new CEO was appointed. On March 1, 2013, the CSTO terminated his employment agreement with the Company and resigned as an officer. On March 29, 2013, the CEO was appointed President of the Company in addition to his CEO role. On April 19, 2013, the Company served a complaint in a case filed in New York State court against its former CSTO.  The complaint alleges that the former CSTO breached his duty of loyalty to the Company by attempting to misappropriate its business and business opportunities and seeks monetary damages, interest and costs from him.

NOTE 10   -  LEASE COMMITMENT:

MIS leases its office premises in Seefeld, Germany from a company owned by the former CSTO under a three-year agreement commencing August 1, 2012 at a monthly rate of approximately $3,000, plus 19% V.A.T. The Company is liable for maintenance, insurance and taxes. The lease may be extended for one year. Rent expense for the three months ended March 31, 2013 was approximately $9,400.

The Company occupies its New York Offices, without cost, from the law firm of which the Secretary and Treasurer is a partner. The Company estimates the value to be immaterial.

NOTE 11  -  INCOME TAXES:

At March 31, 2013, the Company had available approximately $5,340,000 of net operating loss carry-forwards for U.S. income tax purposes which expire through 2032. In addition, MIS has German net operating loss carry forwards of approximately $4,452,000, with no expiration date.

The Company’s deferred tax assets at March 31, 2013 and 2012, based on net operating loss carry forwards, are approximately $3,330,000 and $55,000, respectively, with a valuation allowance in the same amount.

NOTE 11  -  INCOME TAXES (CONTINUED):

Actual income tax/(benefit) differs from the expected tax /(benefit) computed by applying the U.S federal corporate rate of 34% to income/(loss) before income taxes as follows:

	For the quarters ended
	March 31,
	2013	2012

Computed expected tax benefit	$(846,000)	$(5,000)
Change in valuation allowance	846,000	5,000

	$-0-	$-0-

Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these net operating loss carry forwards as valuation allowances have been established for any such benefits.  The increase in the valuation allowance was the result of increases in the net operating losses discussed above.  Therefore, the Company’s provision for income taxes is $0 for the quarters ended March 31, 2013 and 2012.

At March 31, 2013 and 2012, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.  The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months.  The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense.  At March 31, 2013 and 2012, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations.  The Company currently has no federal or state tax examinations in progress nor has it had any federal or state examinations since its inception. The 2009 through 2012 tax years generally remain subject to examination by federal and state tax authorities.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 26, 2013.

AVRA SURGICAL ROBOTICS, INC.

By:	/s/ Barry F. Cohen
Barry F. Cohen
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Barry F. Cohen	Chief Executive Officer,	July 26, 2013
Barry F. Cohen	President and Director Principal Executive Officer

/s/ A. Christian Schauer	Chief Financial Officer	July 26, 2013
A. Christian Schauer	Principal Financial Officer Principal Accounting Officer

/s/ Jared B. Stamell	Vice President, Secretary,	July 26, 2013
Jared B. Stamell	Treasurer and Director